                                                 EXHIBIT 10.21
                                                 *OMITTED INFORMATION
                                                 DENOTED BY ASTERISKS (***)
                                                 HAS BEEN SEPARATELY FILED
                                                 WITH THE COMMISSION AND IS
                                                 SUBJECT TO A CONFIDENTIAL
                                                 TREATMENT REQUEST**

===============================================================================


                              AMENDED AND RESTATED

                         LEASE AND PRODUCTION AGREEMENT



                                    between



                               BP CHEMICALS INC.



                                      and



                            STERLING CHEMICALS, INC.




                                 August 8, 1994





================================================================================

                              AMENDED AND RESTATED
                         LEASE AND PRODUCTION AGREEMENT

                               TABLE OF CONTENTS

                                                                                                                       PAGE
Introductory                                                                                                            1
Article  1   Definitions                                                                                                2
Article  2   Lease                                                                                                     13
Article  3   Initial and Additional Terms                                                                              22
Article  4   Sale and Purchase of Acetic Acid                                                                          25
Article  5   Delivery, Shipment and Storage Instructions                                                               26
Article  6   Changes in Specifications                                                                                 28
Article  7   Purchase Price and Payment                                                                                29
Article  8   Deliveries and Shipments                                                                                  34
Article  9   Testing                                                                                                   36
Article 10   Measurement                                                                                               38
Article 11   Storage of Acetic Acid by Company                                                                         40
Article 12   Operation of the Unit and Related Matters                                                                 41
Article 13   Shut-Downs of the Unit                                                                                    42
Article 14   Insurance                                                                                                 46
Article 15   Access to the Unit                                                                                        47
Article 16   Methanol Supply                                                                                           48
Article 17   Special Expenditure                                                                                       50
Article 18   Capital Expenditures                                                                                      51
Article 19   Personnel                                                                                                 54
Article 20   Representations and Warranties of the Company                                                             54
Article 21   Representations and Warranties of BP                                                                      56
Article 22   Participation in Negotiations                                                                             57
Article 23   Access to Information                                                                                     57
Article 24   Semiannual Meetings                                                                                       58
Article 25   Financial Assurances                                                                                      59
Article 26   Arbitration                                                                                               59
Article 27   Confidentiality and Intellectual Property                                                                 61
Article 28   Defaults; Failures; Remedies                                                                              63
Article 29   Notice of Certain Events                                                                                  64
Article 30   Survival                                                                                                  65
Article 31   Indemnification                                                                                           66
Article 32   Additional Rights and Liabilities                                                                         69
Article 33   Force Majeure                                                                                             71
Article 34   Assignments                                                                                               73
Article 35   General                                                                                                   74
Testimonium                                                                                                            79
Signatures                                                                                                             79

                              AMENDED AND RESTATED
                         LEASE AND PRODUCTION AGREEMENT

                                    EXHIBITS

          Cost of Sales                                              A
          Fixed Cost Fee and Formula                                 B
          Methanol Specification                                     C
          Acetic Acid Specifications                                 D
          Legal Description of the Land of the Unit                  E
          Variable Cost Component Formula                            F
          Insurance                                                  G
          Sample Profit Calculations After 2006                      H
          Blend Gas Credit                                           I

                              AMENDED AND RESTATED
                         LEASE AND PRODUCTION AGREEMENT


THE STATE OF TEXAS        )
                          )          KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF GALVESTON       )


         THIS AMENDED AND RESTATED LEASE AND PRODUCTION AGREEMENT executed this 8th day of August, 1994, and effective as of the Effective Date, is by and between BP CHEMICALS INC., an Ohio corporation and successor in interest to BP Chemicals Americas Inc., and STERLING CHEMICALS, INC., a Delaware corporation.

                             W I T N E S S E T H :

         WHEREAS, the Company acquired on August 1, 1986 a petrochemical plant located in Texas City, Texas which contains facilities for the production of acetic acid; and

         WHEREAS, the Company executed and delivered to BP a special warranty deed with vendor's lien effective August 1, 1986 whereby the Company conveyed to BP fee simple determinable title in and to the Unit, which fee interest ceases, determines and reverts to the Company on August 1, 1996; and

         WHEREAS, on August 1, 1986 the Company leased the Unit from BP for the production of acetic acid pursuant to this Agreement; and

         WHEREAS, BP leased the Unit to the Company provided that the Company agreed to give BP during an Initial Term of ten (10) years commencing on August 1, 1986 the exclusive right to purchase all acetic acid produced by the Company in the Unit, except as otherwise permitted by this Agreement; and

         WHEREAS, the Company gave BP an option to extend such Initial Term for up to two further periods (not exceeding in the aggregate a period of ten [10] years) during which BP shall have the exclusive right to purchase all acetic acid produced by the Company in the Unit in consideration of the payment of an extension fee; and

         WHEREAS, the Agreement has heretofore been amended on October 9, 1986, November 17, 1988, December 12, 1988, December 13, 1988, and September 8, 1993, but the Agreement has not been restated to reflect the terms of such amendments; and

         WHEREAS, the parties hereto wish to (a) restate the Agreement to reflect all prior amendments, and (b) amend the Agreement to make provision for the terms and conditions under which, in lieu of BP exercising its right to extend the Initial Term for up to two further periods not exceeding in the aggregate a period of ten (10) years, (i) the production agreement portion of this Agreement shall be extended through July 31, 2016, composed of two ten
(10) year terms and (ii) BP will be granted the exclusive right to purchase acetic acid during the period from August 1, 1996 through July 31, 2016;

         NOW, THEREFORE, for and in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained and the mutual benefits to be derived therefrom, the parties hereto agree that the Agreement is hereby amended and restated in its entirety as follows:

                                   ARTICLE 1

                                  DEFINITIONS

         Unless otherwise stated in this Agreement, the following terms shall have the meanings ascribed to them below, and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

         Acetic Acid: Acetic acid produced in the Unit and meeting the Specifications in effect from time to time pursuant to this Agreement.

         Acetic Acid Measuring Equipment: Shore tanks located on the Unit for measuring deliveries of Acetic Acid to be loaded into barges or ships, and scales located at the Plant for measuring deliveries of Acetic Acid to be loaded into trucks and rail cars.

         Acetic Acid Plant Assets:  As defined in Section 18.8 hereof.

         Additional Rail Cars:  As defined in Section 8.2 hereof.

         After Acquired Assets:  As defined in Section 3.1 hereof.

         Agreement: This Amended and Restated Lease and Production Agreement, as the same may be further amended from time to time pursuant to the provisions hereof.

         Arbitration Notice: As defined in Section 26.1 hereof.

         Assignment of Contract Rights: That certain Consent to Assignment dated August 1, 1986 among the Company, BP and Monsanto whereby, subject to and in accordance with the terms and conditions thereof, the Company assigned to BP the Company's rights against Monsanto under the Purchase Agreement with respect to the Unit, BP assumed the Company's obligations to Monsanto under the Purchase Agreement with respect to the Unit, and Monsanto consented thereto.

         Bank: Bank of Nova Scotia, as successor to The Chase Manhattan Bank (National Association) and agent for the Lenders (as that term is defined in that certain Agreement and Guaranty dated August 1, 1986 among BP, BP North America Inc., a Delaware corporation, and The Chase Manhattan Bank (National Association), constituting a guaranty of the Note) and its successors, any such successor to be a commercial bank or trust company which has an office in New York, New York and which has a combined capital and surplus of at least TWO HUNDRED FIFTY MILLION AND NO/100 DOLLARS ($250,000,000.00) U.S.

         Barge: That certain barge, identified as M-25, Official No. 527030, for so long as such barge remains in service during the Initial Term and the First and Second Additional Terms.

         Blend Gas: A mixed carbon monoxide/hydrogen stream plus a pure hydrogen stream.

         Blend Gas Credit: A credit calculated in the manner set forth in
Exhibit I attached hereto.

         BP: BP Chemicals Inc., an Ohio corporation, and its successors and permitted assigns hereunder.

         BPCL: BP Chemicals Ltd., a company registered in England and Wales, and an affiliate of BP.

         BP Event of Default: During the Initial Term and the First and Second Additional Terms hereof, (i) the failure by BP to perform any of its financial obligations hereunder which failure shall continue for a period of thirty (30) days after the same is due hereunder, (ii) the failure by BP to perform any other covenants or agreements hereunder to a material extent which failure continues for a period of thirty (30) days after receipt of written notice thereof by BP from the Company, (iii) the inaccuracy in any material respect of any representation or warranty made by BP in this Agreement, and/or (iv) the default by BP in payment of the Note which default results in the acceleration by the holder thereof of the maturity of the Note AND BP thereafter fails or refuses to pay the amount demanded in such acceleration notice for a period of thirty (30) days after receipt of such notice by BP from such holder; provided, however, that with respect to an event described in (i), (ii) or (iv) above, if BP has performed any such obligation, covenant or agreement or made any such payment prior to the expiration of such thirty (30) day period, such failure or default shall not constitute a BP Event of Default.

         Business Day: A day in the City of Houston, Harris County, Texas, that is neither a Saturday, Sunday or legal holiday nor a day on which banking institutions in Houston, Texas or New York, New York are obligated by law to close.

         Capital Expenditures: Expenditures incurred to acquire any asset for use on the Unit, or to add to or improve any asset on the Unit so that (i) the cost of operations on the Unit is reduced, (ii) the capacity of the Unit is increased, (iii) the efficiency of the Unit is improved, (iv) operational safety of the Unit is improved, and/or (v) product quality of the Unit is improved. Also, any expenditures incurred in replacing or improving the Barge or the Rail Cars or in purchasing the Additional Rail Cars.

         Capital Project: A project which requires Capital Expenditures.

         Claim: As defined in Section 31.3 hereof.

         Company: Sterling Chemicals, Inc., a Delaware corporation, and its successors and permitted assigns hereunder.

         Company Event of Default: During the Initial Term and the First and Second Additional Terms hereof, (i) the failure by the Company to perform any of its obligations, covenants or agreements hereunder to a material extent which failure continues for a period of thirty (30) days after receipt of written notice thereof by the Company from BP provided that if the Company has performed any such obligation, covenant or agreement prior to the expiration of such thirty (30) day period, such failure to perform shall not constitute a Company Event of Default, (ii) the inaccuracy in any material respect of any representation or warranty made by the Company in this Agreement, and/or (iii) the failure by the Company to deliver to BP the quantity of Acetic Acid as required by the Delivery, Shipment and Storage Instructions for two (2) consecutive Months unless such failure to deliver is otherwise excused hereunder.

         Company Taxes: Subject to the provisions of Section 35.2(b), all taxes, if any, (other than capital stock, income or excess profit taxes, general franchise taxes imposed on corporations on account of their corporate existence or on their right to do business within the state as a foreign corporation, ad valorem and real property taxes and similar taxes) licenses, fees or charges levied, assessed or made by any governmental authority on the act, right or privilege of production, transportation, handling, sale, resale or delivery of Acetic Acid produced, sold or delivered under this Agreement which (i) are measured by the volume in pounds, value or sales price of, or are otherwise based on producing, purchasing, handling, marketing or resale factors respecting, Acetic Acid and (ii) are imposed upon and paid by or for the account of the Company.

         Contract Year: A period of twelve (12) consecutive months beginning on the first Day of January next following the Effective Date, and beginning on the first Day of January of each subsequent year during the Initial Term and, if applicable, the First and Second Additional Terms. The period of time from the Effective Date until the first day of the January next following the Effective Date, and the period of time from the first day of January last occurring during the Initial Term or, if applicable, the First and Second Additional Terms, shall each be considered to be a Contract Year, provided that in each such period the Minimum Annual Contract Quantity and the Maximum Annual Contract Quantity shall be prorated.

         Conversion Ratio: * * * * of Methanol per pound of Acetic Acid as the same may be changed from time to time by written agreement between BP and the Company. On at least a quarterly basis the Conversion Ratio shall be adjusted to reflect actual usage in the manner provided by Section 16.2.

         Cost of Sales: The reasonable direct out-of-pocket expenses incurred by BP in connection with the sale of Acetic Acid or Unit Product including, but not limited to, the expenses listed in Exhibit A attached hereto, but in any event excluding, prior to August 1, 1996, allocations of corporate overhead and general and administrative expenses (unless such allocations are specifically listed in Exhibit A attached hereto). After August 1, 1996, reasonable allocations of BP's direct marketing support costs may be included.

         DB III: A debottlenecking project for the purpose of increasing Acetic Acid production capacity to 780,000,000 pounds per year.

         Damages: Any and all damages, cash payments, expenses, obligations, claims, liabilities, fines, penalties, clean-up or remedial costs, shut-down costs, repairs or reconstruction costs, costs of investigation, attorneys' fees, court costs, and operating, extraordinary or business interruption losses including (i) except as otherwise provided herein, any such matters arising from Spills or Releases Requiring Response Action, and (ii) unless otherwise specifically disclaimed herein, consequential, incidental and indirect damages.

         Day: The 24-hour period commencing at 7:00 a.m. Houston, Texas time on one calendar day and ending at 7:00 a.m. Houston, Texas time on the following calendar day. The date of a Day shall be that of its beginning.

         Declaration of BP Default: As defined in Section 28.2 hereof.

         Declaration of Company Default: As provided in Section 28.1 hereof.

         Deed: That certain Special Warranty Deed with vendor's lien dated as of August 1, 1986 from the Company, as grantor, to BP, as grantee, conveying a fee simple determinable in the Unit to BP.

         Deed of Trust: That certain Deed of Trust and Security Agreement dated as of August 1, 1986 from BP, as grantor, to J. David Heaney, as Trustee, or any duly appointed successor trustee, for the use and benefit of the Company, as beneficiary, the lien of which encumbers the property conveyed to BP by the Deed.

         Delivery, Shipment and Storage Instructions: As defined in Section 5.1 hereof.

         Effective Date: The Purchase Closing Date.

         Estimated Delivery, Shipment and Storage Instructions: As defined in
Section 5.1 hereof.

         First Additional Term:  As defined in Section 3.1(a) hereof.

         First Extension Fee:  As defined in Section 3.1(c) hereof.

         Fixed Cost Fee.  As of January 1, 1994 * * * *

         Initial Term: As defined in Section 3.1(a) hereof.

         Interest Rate Letter Agreement: That certain Interest Rate Letter Agreement dated as of August 1, 1986 executed by BP North America Inc. to the Company and The Chase Manhattan Bank (National Association), wherein it guarantees payment to the Bank of certain sums in the event of prepayment of the Note by BP.

         Lease Term: As defined in Section 2.1 hereof.

         Lease Event of Default: As defined in Section 2.12 hereof.

         Major Capital Item:  As defined in Section 7.6(c) hereof.

         Maximum Annual Contract Quantity: For any Contract Year consisting of twelve (12) months, 600,000,000 pounds of Acetic Acid (unless such quantity of Acetic Acid is increased or decreased from time to time by written agreement between BP and the Company). For any Contract Year consisting of less than twelve (12) Months, the product obtained by multiplying the number of Months and any portion of a Month in such Contract Year by 50,000,000 pounds of Acetic Acid (unless such quantity of Acetic Acid is increased or decreased from time to time by written agreement between BP and the Company).

         Maximum Monthly Contract Quantity: In any Month during which there is no Scheduled Shutdown, 55,000,000 pounds of Acetic Acid (unless such quantity of Acetic Acid is increased or decreased from time to time by written agreement between BP and the Company). In any Month during which there is a Scheduled Shutdown, the parties shall meet to agree the Maximum Monthly Contract Quantity applicable for that Month.

         Maximum Quarterly Contract Quantity: In any Quarter during which there is no Scheduled Shutdown, 165,000,000 pounds of Acetic Acid (unless such quantity of Acetic Acid is increased or decreased from time to time by written agreement between BP and the Company). In any Quarter during which there is a Scheduled Shutdown, the parties shall meet to agree the Maximum Quarterly Contract Quantity applicable for that Quarter.

         Methanol: Methanol meeting the specification set forth on Exhibit C attached hereto.

         Methanol Measuring Equipment: Shore tanks located at the Plant for measuring deliveries of Methanol.

         Minimum Annual Contract Quantity: For any Contract Year consisting of twelve (12) Months, 430,000,000 pounds of Acetic Acid (unless such quantity of Acetic Acid is increased or decreased from time to time by written agreement between BP and the Company). For any Contract Year consisting of less than twelve (12) Months, the product obtained by multiplying the number of Months and any portion of a Month in such Contract Year by 36,000,000 pounds of Acetic Acid (unless such quantity of Acetic Acid is increased or decreased from time to time by written agreement between BP and the Company).

         Minor Capital Item:  As defined in Section 7.6(c) hereof.

         Minimum Quarterly Contract Quantity: For any Quarter during which there is no Scheduled Shutdown, 110,000,000 pounds of Acetic Acid (unless such quantity of Acetic Acid is increased or decreased from time to time by written agreement between BP and the Company).

         Monsanto: Monsanto Company, a Delaware corporation.

         Month: The period beginning at 7:00 a.m. on the first day of a calendar month and ending at 7:00 a.m. on the first day of the next succeeding calendar month.

         Note: That certain Promissory Note dated August 1, 1986 in the original principal amount of * * * * executed by BP, as maker, payable to the order of the Company, as payee, and bearing interest as provided therein, constituting the purchase price of the Unit.

         Permitted Exceptions: Those certain exceptions to title affecting the Unit as expressly set forth in the Deed.

         Plant: The petrochemical plant located in Texas City, Texas, acquired by the Company from Monsanto pursuant to the Purchase Agreement.

         Point of Delivery: As defined in Section 8.1 hereof.

         Profit: The gross sales revenue received by BP arising from sales of Acetic Acid and Unit Product during any Contract Year, less (i) freight (if any) incurred in shipping such Acetic Acid, (ii) any unrecovered accumulated losses with respect to such sales in prior Contract Years, (iii) during the Initial Term, the sum of * * * * a sum equal to the portion of the First Extension Fee payable during such Contract Year, (iv) the Fixed Cost Fee paid during such Contract Year, the Variable Cost Fee paid during such Contract Year, any Special Billings paid or reimbursed to the Company during such Contract Year, and other expenses paid or reimbursed to the Company hereunder during such Contract Year (including

Capital Expenditures (excluding Major Capital Expenditures after August 1,
2006), Special Expenditures and insurance reimbursements or other insurance payments, if any), and (v) Cost of Sales per Exhibit A during such Contract Year. Provided, however, that from January 1, 1988, until termination of the American Acetyls Joint Venture between BP and Union Carbide Corporation, the gross sales revenue arising from sales of Unit Product included in this venture will be determined from BP's share of American Acetyls Profit, to the extent that such share derives from Acetic Acid produced by the Unit. The gross sales revenue for sales of Acetic Acid contributed to American Acetyls shall be determined as BP's share of the American Acetyls Profit, plus credit received for incurred Variable and Fixed Costs as recognized by the American Acetyls Contract Formulas and accounting procedures. Effective July 1, 1991 an annual amount of ONE MILLION TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($1,200,000.00) U.S., to compensate BPCL for technology development costs allocated to the Unit, will be paid by the Company to BPCL. This expense will be included in the calculation of Profit. This amount will be escalated beginning with the first month of beneficial operation of the DB III expansion, using the "ICI" defined in the Fixed Cost Fee and Formula. Except as otherwise specifically set forth above, Profit shall be determined in accordance with generally accepted accounting principles of the United States of America consistently applied.

         Purchase Agreement: The Asset Purchase Agreement dated August 1, 1986 between Monsanto and the Company.

         Purchase Closing Date: The date the closing occurred under the Purchase Agreement.

         Quarter: During any Contract Year which is a calendar year, the period beginning at 7:00 a.m. on the first day of the Months of January, April, July and October and ending at 7:00 a.m. on the first day of the next succeeding April, July, October and January, respectively. During any Contract Year which is not a calendar year, Quarter shall mean a three (3) month period (or such lesser period prior to reaching the commencement of a calendar year as shall be applicable) commencing at 7:00 a.m. on the first day of such period and ending at 7:00 a.m. on the morning of the first day of the next succeeding January, April, July or October, as the case may be.

         Rail Cars: Those certain sixty (60) railroad tank cars made available by the Company to BP pursuant to Section 8.2 hereof for so long as such cars remain in service during the Initial Term and the First and Second Additional Terms.

         Right: The exclusive right to purchase all Acetic Acid or Unit Product produced by the Company in the Unit.

         Scheduled Shutdown: A period during which the Unit is shut down for the purpose of a Capital Project or to install equipment acquired by a Special Expenditure or such maintenance as has been agreed by the parties hereto in a Semiannual Meeting.

         Second Additional Term:  As defined in Section 3.1(a) hereof.

         Semiannual Meetings: The meetings of representatives of the Company and BP to be held no later than four (4) weeks after the end of each March and September in each Contract Year.

         Special Billings: Charges by the Company to BP for incremental costs of operating the Unit, agreed upon by the Company and BP, which result from operating conditions believed by the Company and BP to be temporary in nature and for which the Company and BP do not wish to adjust the Fixed Cost Fee or the Variable Cost Fee. The parties shall agree on the manner of invoicing, and the timing and method of payment of, any Special Billings.

         Special Expenditure: Any expenditure incurred to acquire and install any significant item of equipment for use on the Unit not otherwise defined as Capital Expenditure or reimbursed by BP to the Company as part of the Fixed Cost Fee.

         Specifications: The acetic acid specifications, attached hereto as Exhibit D, as the same may be changed from time to time by written agreement between BP and the Company.

         Spills or Releases Requiring Response Action: Any emission, discharge, release or threatened release of pollutants, contaminants, or hazardous substances or toxic materials or wastes into or upon ambient air, surface water, ground water or land, or subsurface strata or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, or hazardous substances or toxic materials or wastes, as any of the same relate to or affect or arise in connection with the operation of the Unit, the Barges, the Rail Cars or Additional Rail Cars, or the production, delivery, storage, shipment, sale, resale or use, disposal or transportation of Acetic Acid, Unit Product, or feedstocks, raw materials, wastes or other materials used in or resulting from the production of Acetic Acid or Unit Product.

         Surplus Payment:  As defined in Section 7.6(b) hereof.

         Third Party Action: As defined in Section 31.3 hereof.

         Unit: Those certain tracts of real property situated in Texas City, Galveston County, Texas, as more particularly described on Exhibit E attached hereto and made a part hereof by reference for all purposes as if copied herein in full, together with all buildings, improvements and fixtures located and to be located thereon, generally known or referred to as the Plant's acetic acid complex, including, but not limited to the syn-gas unit, the acetic acid plant, buildings, storage tanks and all replacements, substitutions, deletions, additions or other changes thereto from time to time as permitted by this Agreement.

         Unit of Measurement: As defined in Section 10.1 hereof.

         Unit Product: Any acetic acid produced in the Unit which does not meet the Specifications in effect from time to time pursuant to this Agreement.

         Variable Cost Component: As of January 1, 1994,   * * * * * *
             subject to monthly adjustment in accordance with the formula set forth on Exhibit F attached hereto. The utilities component of the Variable Cost Component will be reviewed by the parties during the first seven (7) months of 1996, 2001, 2006 and 2011 and modifications thereto agreed upon prior to July 31 of each such year, with the revised formula being applied during the following five (5) year period. In addition, either party may request that any aspect of the Variable Cost Component be reviewed at any time if any event has occurred which causes such party to believe that the Variable Cost Component formula must be adjusted in order to permit full recovery of all costs or savings resulting from the event. The other party shall cooperate in the review of all such requests.

         Variable Cost Fee: The product obtained by multiplying the amount of Acetic Acid taken by BP during any Month by the sum of (i) the Variable Cost Component, plus (ii) the product obtained by multiplying the Conversion Ratio by the Methanol price for the Month in question.

                                   ARTICLE 2

                                     LEASE

         2.1 The term of the lease of the Unit from BP to the Company shall be for a period of ten (10) years commencing on August 1, 1986 unless earlier terminated as provided herein (the "Lease Term").

         2.2 For and in consideration of the Company's giving BP during the Lease Term the Right and for and in further consideration of the covenants and agreements agreed by the Company to be kept and performed hereunder, BP leases unto the Company, and the Company leases from BP, the Unit.

         TO HAVE AND TO HOLD the same unto the Company for the Lease Term.

         2.3 The Unit shall be used by the Company for the production and sale of Acetic Acid or Unit Product pursuant to this Agreement.

         2.4 Title to the Unit, including all replacements, substitutions, deletions, additions or other changes thereto from time to time permitted by this Agreement, shall be and remain in BP during the Lease Term.

         2.5 BP does not consent, and has not by the execution and delivery of this Agreement consented, to the imposition, voluntarily or involuntarily, by the Company or any other person or entity of any lien, security interest or other encumbrance upon the Company's interest in the Unit or any portion thereof, other than (i) liens in favor of mechanics and materialmen for which invoices are not yet due and payable or which the Company is contesting in good faith in appropriate proceedings diligently pursued, and (ii) the lien and security interest of Bank in the Company's leasehold estate in the Unit provided that such lien and security interest of Bank, together with all rights and remedies of Bank under the instruments creating or establishing such lien and security interest, shall be and remain in all respects whatsoever subject to the obligations, covenants and agreements of the Company under this Agreement (provided that Bank assumes no obligations hereunder until it shall have exercised its rights and remedies under such instruments creating or establishing such lien and security interest of Bank) and junior, inferior and subordinate to all of the rights of BP under this Agreement. The Company shall not impose or permit to be imposed, voluntarily or involuntarily, any such lien, security interest or other encumbrance without the prior written consent of BP; provided, however, that any such lien, security interest or other encumbrance to which BP is requested to consent shall by its express terms provide that (i) any person or entity claiming by, through or under any instrument creating any such lien, security interest or other encumbrance shall by virtue thereof acquire no greater interest in the Unit than the Company then had under this Agreement, and (ii) the indebtedness, obligations and liabilities secured thereby, together with all rights and remedies of any such person or entity claiming by, through or under any such instrument, shall be and remain in all respects whatsoever subject to the obligations, covenants and agreements of the Company under this Agreement and junior, inferior and subordinate to all of the rights of BP under this Agreement.

         2.6 During the Lease Term, the Company shall timely pay all taxes and other governmental charges levied or presently existing upon or now or hereafter assessed against the Unit and, subject to the provisions of Section
35.2 hereof, all taxes levied or presently existing upon or now or hereafter assessed against the use and possession of the Unit by the Company. BP shall, within five (5) days of receipt, present to the Company copies of all tax bills and statements received by BP, and the Company shall furnish to BP copies of all receipts for payment of such tax bills and statements within thirty (30) days after such taxes and other governmental charges would have been delinquent unless such taxes are being contested by the Company in good faith in appropriate proceedings diligently pursued. BP may, at any time that the payment of any item of such taxes or other governmental charges which the Company is obligated to pay under the provisions of this
Section 2.6 remains delinquent, give written notice to the Company of said delinquency, specifying the same, and if the Company continues to fail to pay such item of taxes or other governmental charges and fails to contest the same in good faith in appropriate proceedings diligently pursued, then at any time after ten (10) days of receipt by the Company of such written notice, BP may pay the items specified in such notice and the Company covenants to reimburse and pay BP on demand any amount so paid or expended in the payment of the items specified in such notice, subject to the provisions of Section 35.2 hereof.

         2.7 BP warrants and represents that (i) the Unit is owned by BP, free and clear of all liens, security interests and encumbrances other than the vendor's lien retained in the Deed, the lien of the Deed of Trust and the Permitted Exceptions, and that BP has the legal right to own and lease the Unit to the Company for the Lease Term, (ii) the Company shall, and may peacefully have, hold and enjoy the Unit without interference by BP, so long as a Lease Event of Default has not occurred, and (iii) BP will not take any action which may interfere with the Company's right of possession of the Unit hereunder so long as a Lease Event of Default has not occurred.

         2.8 Subject to the provisions of Article 7 hereof, during the Lease Term, the Company agrees to pay any and all expenses of operation of the Unit, including, but not limited to, all charges and expenses for electricity, water, gas and other utility services furnished to the Unit, it being the sense and intention of this Article 2 that the Right shall be, except as otherwise provided herein, net to BP, without diminution by reason of any expenses of use and operation of the Unit.

         2.9 The Company shall keep the Unit in good repair and condition, and at the end or other expiration of the Lease Term deliver up the Unit in good condition, ordinary wear and tear excepted, unless the Unit shall have been damaged or destroyed by fire or other casualty and the Company shall not have been required hereunder to repair or restore the Unit. The Company shall have all risk of loss of the Unit during the Lease Term. Subject to Section
13.4 hereof, in the event that the Unit shall have been damaged or destroyed by fire or other casualty, the Company shall repair the same as soon as practicable and to the extent that insurance proceeds, if any, are deficient, the Company will make up the difference from its own funds. To the extent required hereunder, the Company shall comply with the requirements of governmental authorities having jurisdiction now in force or which may hereafter be in force pertaining to the operation of the Unit and the production of Acetic Acid or Unit Product and shall faithfully observe in the use and operation of the Unit applicable laws and regulations now in force or which may hereafter be in force. Each party hereto agrees to deliver to the other party hereto, within five (5) days of receipt, a copy of any notice or correspondence received from any such governmental authority pertaining to the use and operation of the Unit.

         2.10 The Company agrees to maintain at all times during the Lease Term insurance in the amounts and having the coverages and issued by the insurers as required pursuant to Article 14 hereof. All insurance policies required by this Section 2.10 shall be obtained by the Company at its sole expense, subject to the provisions of Section 14.2 hereof, and said insurance policies shall provide for at least thirty (30) days' notice to BP before cancellation. Copies of certificates of insurance shall be promptly delivered to BP by the Company. All said insurance policies shall name both BP and the Company as insureds, as their respective interests may appear; provided, however, that it is agreed and understood by the parties hereto that Bank shall not be named as an insured on said policies with respect to the properties comprising the Unit. If the Company shall fail and neglect to make any payment on premiums and charges for any of said insurance policies when due, BP may make any such payment.

         2.11 Each party hereto agrees to promptly furnish the other party with any condemnation notice or notice of intent to take received by such party during the Lease Term. If the Unit or substantially all of the Unit shall be taken in condemnation proceedings, this Agreement shall terminate as of the taking, and BP's share of the condemnation award, together with any separate award to the Company, shall be apportioned and paid in the following order of priority:

                 (a) There shall be first paid any and all reasonable expenses, charges and fees, including reasonable attorneys' fees, in collecting the condemnation awards;

                 (b) BP and the Company shall then be required to apply and pay the proceeds of the then remaining balance of the condemnation awards as follows: (i) if the Note has not been prepaid, to the payment of the outstanding principal balance of and all accrued but unpaid interest on the Note and all sums then owing under the Interest Rate Letter Agreement, or (ii) if the Note has been prepaid, to the payment to BP of an amount equal to the sum of (A) what the outstanding principal balance of and all accrued but unpaid interest on the Note would have been as of the date of the condemnation award had the Note been paid according to its terms but not prepaid prior to such date, and (B) the amount which would have been owing under the Interest Rate Letter Agreement as of the date of the condemnation award had the Note not been prepaid prior to such date; and

                 (c) The proceeds of the then remaining balance of the condemnation awards, if any, shall thereafter be paid to the Company.

         If less than all or substantially all of the Unit shall be taken in condemnation proceedings, the Company and BP shall mutually determine, within a reasonable time after such taking, whether the remaining portion of the Unit can be economically and feasibly used by the Company for the production and sale of Acetic Acid or Unit Product pursuant to this Agreement and how BP's share of the condemnation award, together with any separate award to the Company, should be apportioned and paid. If the parties fail to resolve the matter within twenty (20) Business Days after the Company's receipt from the condemning authority of a notice of intent to take, either party may refer the matter to arbitration under Article 26 hereof by Arbitration Notice to the other party within ten (10) Business Days after the expiration of such twenty
(20) Business Day period. If it is determined either by mutual agreement or arbitration that such remaining portion of the Unit cannot be economically and/or feasibly used by the Company for the production and sale of such Acetic Acid and Unit Product, or if the parties fail to resolve the matter but neither party refers the matter to arbitration within such ten (10) Business Day period, this Agreement may be terminated by either party hereto upon thirty (30) Days' prior written notice to the other party, and BP's share of the condemnation award, together with any separate award to the Company, shall be apportioned and paid in the order of priority set forth above in this Section 2.11. If it is determined either by mutual agreement or arbitration that such remaining portion of the Unit can be economically and feasibly used by the Company for the production and sale of such Acetic Acid and Unit Product, (i) this Agreement shall not terminate but shall continue in full force and effect as to the remaining portion of the Unit, (ii) the Company shall commence and proceed with reasonable diligence to repair or reconstruct the Unit so as to enable the Company to comply with its obligations hereunder, and (iii) the parties shall mutually determine the changes which will result to one or more of the Variable Cost Component, the Fixed Cost Fee, the Maximum Quarterly Contract Quantity and the Specifications as a result of such partial taking of the Unit. BP's share of the condemnation award, together with any separate award to the Company, shall thereupon be apportioned and paid in the following order of priority:

                 (a) There shall be first paid any and all reasonable expenses, charges and fees, including reasonable attorneys' fees, in collecting the condemnation awards;

                 (b) The proceeds of the awards shall next be used as a fund for the restoration and repair of the Unit to a condition so as to enable the Company to comply with its obligations hereunder (said proceeds to be held by BP and the Company jointly and paid out from time to time to persons furnishing labor or materials or both approved and verified by BP and the Company);

                 (c) BP and the Company shall then be required to apply and pay the proceeds of the then remaining balance of the condemnation awards as follows: (i) if the Note has not been prepaid, to the payment of the outstanding principal balance of and all accrued but unpaid interest on the Note and all sums then owing under the Interest Rate Letter Agreement, or (ii) if the Note has been prepaid, to the payment to BP of an amount equal to the sum of (A) what the outstanding principal balance of and all accrued but unpaid interest on the Note would have been as of the date of the condemnation award had the Note been paid according to its terms but not prepaid prior to such date, and (B) the amount which would have been owing under the Interest Rate Letter Agreement as of the date of the condemnation award had the Note not been prepaid prior to such date; and

                 (d) The proceeds of the then remaining balance of the condemnation awards, if any, shall thereafter be paid to the Company.

         2.12 The following events ("Lease Events of Default") shall be deemed to be events of default by the Company under this Article 2:

                 (a) The sale by the Company of any Acetic Acid or Unit Product to any person or entity other than BP, except as a result of the exercise by the Company of its rights and remedy pursuant to the provisions of Section 28.4 hereof or as otherwise provided herein;

                 (b) The refusal of the Company to sell to BP any Acetic Acid or Unit Product that has been produced in the Unit but not yet sold by the Company and which is capable of being sold and delivered, except as a result of the exercise by the Company of its rights and remedy pursuant to the provisions of Section 28.4 hereof;

                 (c) The refusal of the Company to permit employees of BP to have access to the Plant and the Unit pursuant to the provisions of
         Section 28.3 hereof, unless the Company is prohibited or restrained from permitting employees of BP to have such access by an order, injunction or other ruling of a governmental authority having jurisdiction; or

                 (d) The Company shall (i) make a general assignment for the benefit of creditors or shall petition or apply to any tribunal for the appointment of a trustee, custodian or receiver of all or any substantial part of its business, estate or assets or shall commence any proceeding under any bankruptcy, reorganization, arrangement, insolvency or readjustment of debt law of any jurisdiction; or any such petition or application shall be filed or any such proceedings shall be commenced against the Company and the Company shall indicate approval thereof, consent thereto or acquiescence therein, or an order shall be entered appointing a trustee, custodian or receiver of all or any substantial part of the business, estate or assets of the Company or approving the petition or application in any such proceeding, and such order shall remain in effect for more than ninety (90) days, AND (ii) as a result thereof, any such trustee, custodian or receiver shall take any action having any of the effects set forth in Section 2.12(a), (b), or (c) hereof.

         2.13 Upon the occurrence of any Lease Event of Default, BP shall have the right, at BP's election, to terminate this Agreement, in which event the Company shall surrender the Unit to BP within thirty (30) days after receipt of written notice from BP that a Lease Event of Default has occurred, and if the Company fails so to do, BP may, without prejudice to any other remedy which it may have for possession, enter upon and take possession of the Unit and expel or remove the Company and any other person or entity who may be occupying the Unit or any part thereof, without being liable for prosecution or any claim of damages therefor; and the Company agrees to pay to BP on demand any reasonable costs and expenses incurred by BP in expelling or removing the Company and entering upon and taking possession of the Unit (including, but not limited to reasonable attorneys' fees), and all necessary costs and expenses incurred by BP in repairing any damages to or destruction of the Unit arising as a result of or caused by the gross negligence or willful misconduct of the Company, its agents or employees. Failure by BP to enforce the remedy herein provided upon any Lease Event of Default shall not be deemed or construed to constitute a waiver of such default or of any other violations or breach of any of the terms, provisions and covenants herein contained. No waiver by BP of any breach by the Company of any of the Company's obligations, agreements or covenants hereunder shall be a waiver of any subsequent breach or of any other obligation, agreement or covenant, nor shall any forbearance by BP to seek such remedy for any breach by the Company be a waiver by BP of its rights and remedy with respect to such subsequent breach. The foregoing remedy of BP to terminate this Agreement and to enter upon and take possession of the Unit shall be exclusive of any other remedy provided at law or in equity; provided, however, that nothing contained in this Agreement shall prohibit BP from (i) securing injunctive relief or any other relief or remedy necessary to enforce its right of entry upon and possession of the Unit, or (ii) seeking and recovering Damages and/or holdover rentals from the Company in the event that the Company holds over in the Unit after the termination of the Lease Term pursuant to the provisions of this Section 2.13, or in the event BP's remedy pursuant to the provisions of this Section 2.13 is deemed or construed to be illegal, invalid or unenforceable for any reason whatsoever.

         2.14 The Company shall permit BP and its agents to enter into and upon the Unit at all reasonable times and upon reasonable notice for the purpose of inspecting the same provided that such inspection is not inconsistent with the Company's use and operation of the Unit and further provided that BP complies with all reasonable rules and regulations of the Company pertaining thereto.

         2.15 Any holding over by the Company of the Unit or any portion thereof after the termination of the Lease Term pursuant to the provisions of
Section 2.13 hereof shall operate and be construed as a tenancy from day-to-day
* * * *, and the Company agrees to surrender the Unit upon such termination of the Lease Term immediately upon demand therefor by BP. In the event that a court having jurisdiction, after the expiration of all appeals, determines that such termination of the Lease Term by BP was wrongful, the Company shall not be liable to BP pursuant to the provisions of this Section 2.15.

         2.16 BP and the Company have executed as of August 1, 1986 a memorandum of lease, in form and substance satisfactory to BP and the Company, setting forth the basic terms of this Article 2, which memorandum has been recorded at the expense of the Company in the Deed Records of Galveston County, Texas.

         2.17 In the event that BP enforces its rights and exercises its remedy pursuant to the provisions of Section 2.13 hereof by terminating this Agreement and entering upon and taking possession of the Unit, then this Agreement shall no longer be of any force and effect; provided, however, that subject to and in accordance with the terms and conditions of Article 3 hereof, BP may at its option, for and in consideration of the First Extension Fee and other good and valuable consideration to be paid by BP to the Company, reinstate this Agreement for the First and Second Additional Terms, as described in Section 3.2 hereof, whereupon the respective rights, duties, privileges and obligations of the parties hereto shall recommence as of the first day of the First Additional Term; it being the intent of the parties hereto that the occurrence of a Lease Event of Default and the subsequent enforcement and exercise by BP of its rights and remedy pursuant to the provisions of Section 2.13 hereof shall not operate to deprive or deny BP of the extension of this Agreement beyond the Initial Term hereof for the First and Second Additional Terms subject to and in accordance with the terms and conditions of Article 3 hereof.

         2.18 BP shall not execute and deliver to Monsanto the certificate contemplated by the Assignment of Contract Rights until and unless one or more Lease Events of Default have occurred; provided, however, that BP shall have the right but not the obligation to execute and deliver to Monsanto such certificate if one or more Lease Events of Default have occurred and shall do so only in the event that BP intends to exercise its rights and remedy pursuant to the provisions of Section 2.13 hereof.


                                   ARTICLE 3

                          INITIAL AND ADDITIONAL TERMS

         3.1(a) The term of the sale and purchase of Acetic Acid pursuant to this Agreement, during which time BP shall have the Right, shall be for a period of thirty (30) years commencing on August 1, 1986 and continuing through July 31, 2016, unless earlier terminated as provided herein. The first ten

(10) year period, commencing on August 1, 1986 and continuing through July 31, 1996, is herein referred to as the "Initial Term". The second ten (10) year period, commencing on August 1, 1996 and continuing through July 31, 2006, is herein referred to as the "First Additional Term". The third ten (10) year period, commencing on August 1, 2006 and continuing through July 31, 2016, is herein referred to as the "Second Additional Term".

         (b) On July 31, 1996, Article II of this Agreement will terminate and the Unit, as constituted on August 1, 1986 and including all improvements thereto made by the Company and unreimbursed by BP subsequent to August 1, 1986, shall be and remain the sole property of the Company. BP agrees to execute and deliver to the Company such instruments, in recordable form, as the Company may reasonably request at the termination of the lease portion of this Agreement to confirm the reversion of record title to the Unit and all personal property used as part of the Unit to the Company. BP agrees that it has no ownership interest in the Unit or any improvements to the Unit made since August 1, 1986, other than that portion of any Capital Expenditure, Capital Project or Special Expenditure paid for either directly or through reimbursement by BP (the "After Acquired Assets").

         (c) As consideration for the grant by the Company to BP of the Right for the First Additional Term, BP shall pay to the Company an aggregate amount (the "First Extension Fee") equal to 120 (the number of Months in the First Additional Term) multiplied by the monthly payment set forth below. The
First Extension Fee shall be payable in        * * * *
                                                                    each, in
immediately available funds by wire transfer to the Company's account at Bank or at such other account or place of payment as may be designated by the Company in writing to BP. The first monthly installment shall be due and payable on the first Business Day of the first Month of the First Additional Term and each of the remaining monthly payments shall be due and payable on the first Business Day of each Month thereafter. As consideration for the grant by the Company to BP of the Right for the Second Additional Term, BP shall not be required to pay to the Company any extension fee, but the share of Profit payable to the Company shall be increased in accordance with Section 7.6(b), and paid in accordance with Section 7.6(c), of this Agreement.

         3.2 In the event of any breach or failure to perform hereunder during the First or Second Additional Term by BP or the Company, which breach or failure continues for a period of thirty (30) Days after written notice thereof, the other party hereto shall be entitled to pursue all rights and remedies provided at law or in equity for such breach or failure including, but not limited to, terminating this Agreement and seeking and recovering Damages therefor or the remedy of specific performance of this Agreement whether or not such remedy is otherwise normally available. Unless earlier terminated in accordance with the provisions hereof, or unless the parties agree to another extension hereof prior to January 1, 2016, this Agreement will terminate on July 31, 2016. Upon termination of this Agreement, BP agrees to sell to the Company and the Company agrees to purchase from BP, all of BP's right, title and interest in and to the After Acquired Assets for an amount equal to BP's undepreciated book basis in the After Acquired Assets, plus ten (10) percent, and BP will receive no further payments at the termination of the Agreement. For purposes of calculating the purchase price of the After Acquired Assets, BP's undepreciated book basis will be calculated utilizing a ten (10) year life and straight line depreciation. BP agrees to execute and deliver to the Company such instruments, in recordable form, as the Company shall reasonably require at the termination of this Agreement to transfer record title to the After Acquired Assets to the Company. In the event that a project or projects similar in scope and effect to DB III are agreed and implemented by the parties during the First or Second Additional Term, it is the intent of the parties to negotiate an extension of the Agreement over the estimated useful life of such project or projects.

                                   ARTICLE 4

                        SALE AND PURCHASE OF ACETIC ACID

         4.1 On the terms and subject to the conditions of this Agreement, commencing on August 1, 1986 BP hereby agrees to receive and purchase and pay for and the Company agrees to sell and deliver to BP Acetic Acid in such amounts as requested by BP in the manner provided herein subject at all times to the limitations imposed in Section 4.5 hereof.

         4.2 BP and the Company agree that Acetic Acid delivered to the applicable Point of Delivery hereunder shall be made available to BP under as uniform conditions and rates as possible. Accordingly, BP shall take deliveries of, and the Company shall deliver, Acetic Acid in a manner commensurate with good operating practices and in accordance with proper maintenance, operating and distribution procedures and at as uniform rates of delivery as possible throughout each Quarter during the Initial Term and the First and Second Additional Terms.

         4.3 BP and the Company each agree to give the other reasonable notice of such party's desire at any time materially to increase or decrease the quantity of Acetic Acid deliverable at any particular time hereunder. If either party fails to meet the requirements of the Delivery, Shipment and Storage Instructions, such party shall notify the other party of the reasons for such failure and the estimated time such failure may continue.

         4.4 BP agrees, subject to the terms, provisions and limitations hereof to purchase hereunder each Quarter a quantity of Acetic Acid in excess of the Minimum Quarterly Contract Quantity provided that BP at its option may purchase and take in any Quarter a quantity of Acetic Acid less than the Minimum Quarterly Contract Quantity, if BP pays:

                 (a) The additional costs incurred by the Company in the operation of the Unit during that Quarter; and

                 (b) In the event that BP shall have taken a quantity of Acetic Acid in an amount less than seventy percent (70%) of the Maximum Quarterly Contract Quantity, a further sum equal to the additional costs incurred by the Company in the operation of the Plant (other than the additional costs described or referred to in Section 4.4(a) hereof) during that Quarter calculated in the manner provided in Article 7 hereof provided that if the quantity of Acetic Acid taken by BP is in an amount greater than fifty percent (50%) of the Maximum Quarterly Quantity such further sum shall not exceed TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) U.S.

         4.5 The Company shall not be obligated to deliver to BP hereunder during any Month of any Contract Year a quantity of Acetic Acid in excess of the Maximum Monthly Contract Quantity. The Company shall not be required to expand, upgrade or, except as otherwise expressly required herein, rebuild the Unit or any other Plant facilities or to purchase acetic acid from other sources in order to perform its obligations to BP pursuant to the provisions of this Agreement. Subject to the foregoing, the Company agrees to use all reasonable endeavors to meet any request by BP in any Month for Acetic Acid in amounts in excess of the Maximum Monthly Contract Quantity.

                                   ARTICLE 5

                  DELIVERY, SHIPMENT AND STORAGE INSTRUCTIONS

         5.1 On or before fourteen (14) Days prior to the end of each Quarter during each Contract Year, BP shall provide notice to the Company (orally, in writing or in other mutually agreeable form) setting forth BP's estimated delivery, shipment and storage instructions of Acetic Acid for the coming Quarter (the "Estimated Delivery, Shipment and Storage Instructions") which shall include estimated dates, quality requirements and volumes of deliveries, shipments and storage requirements of Acetic Acid for such Quarter. At least five (5) Business Days prior to the first Day of each Month, BP shall provide notice in similar form to the Company setting forth BP's requested dates, quality requirements and volumes of deliveries and shipping and its storage requirements of Acetic Acid for the coming Month (the "Delivery, Shipment and Storage Instructions"). The requested volumes shall comply with
Article 4 hereof. The Company shall be entitled to rely on the Estimated Delivery, Shipment and Storage

Instructions and the same shall be deemed to be the Delivery, Shipment and Storage Instructions unless actual Delivery, Shipment and Storage Instructions are received by the Company.

         5.2 The Company will comply with the Delivery, Shipment and Storage Instructions. If the Company fails to comply with the Delivery, Shipment and Storage Instructions, then the Company shall pay all demurrage and other expenses incurred by BP as a result thereof; provided, however, that if the Company's failure to comply with the Delivery, Shipment and Storage Instructions is a result of the actions or omissions of BP, then the Company shall have no liability for such failure and BP shall pay all expenses incurred by the Company in connection therewith. Nothing contained in this Agreement is intended to authorize or require, or shall be deemed or construed as authorizing or requiring, the Company to violate any laws or governmental regulations.

         5.3 In addition to the Estimated Delivery, Shipment and Storage Instructions and the Delivery, Shipment and Storage Instructions, BP may deliver to the Company from time to time additional shipping instructions for the Acetic Acid. All such instructions with respect to any particular shipment shall be given as early as is practicable prior to the requested shipment date. The Company shall use its best efforts to deliver Acetic Acid at the times specified in such instructions. If such shipping instructions cause the Company to incur unusual expenses in order to deliver Acetic Acid for such shipment, BP shall reimburse the Company therefor upon receipt of invoice therefor.

         5.4 To the extent required hereunder, the Company shall comply with the requirements of governmental authorities having jurisdiction now in force or which may hereafter be in force pertaining to the operation of the Unit and the production of Acetic Acid or Unit Product and shall faithfully observe in the use and operation of the Unit applicable laws and regulations now in force or which may hereafter be in force.

                                   ARTICLE 6

                           CHANGES IN SPECIFICATIONS

         6.1 The Company shall produce Acetic Acid in accordance with established procedures and methods of manufacture.

         6.2 Prior to making any change in raw materials or in procedures and methods of manufacture employed in producing Acetic Acid hereunder which the Company has, or should have, reason to believe may make such Acetic Acid unsuitable to any of BP's customers, the Company will notify BP of the Company's intent to make any such change. If the Company fails to notify BP of the Company's intent to make any such change, or if the Company notifies BP of the Company's intent to make any such change and BP does not consent to such change, and the Company thereafter makes such change, the Company shall indemnify and hold BP harmless pursuant to the provisions of Article 31 hereof from Damages which BP may suffer or incur by reason of such change. If the Company notifies BP of the Company's intent to make any such change and BP consents to such change, BP shall indemnify and hold the Company harmless pursuant to the provisions of Article 31 hereof from Damages which the Company may suffer or incur by reason of such change.

         6.3 If at any time, any Acetic Acid to be supplied to BP changes in chemical composition from that previously supplied to BP by the Company hereunder, or the procedures and methods of manufacture employed in producing Acetic Acid hereunder change so that in either event, such Acetic Acid is unsuitable to any of BP's customers, then (i) BP shall notify the Company of such unsuitability and may thereafter refuse to accept shipments of Acetic Acid hereunder, and (ii) the Company shall indemnify and hold BP harmless pursuant to the provisions of Article 31 hereof from Damages which BP may suffer or incur by reason of any such change or changes. If, notwithstanding the unsuitability of Acetic Acid to BP's customer, BP accepts such shipment of Acetic Acid, then (i) BP shall notify the Company of such acceptance notwithstanding such unsuitability, and (ii) BP shall indemnify and hold the

Company harmless pursuant to the provisions of Article 31 hereof from Damages which the Company may suffer or incur by reason of such unsuitable Acetic Acid.

         6.4 If the product produced by the Company in the Unit fails to meet the Specifications, in whole or in part, and is delivered to BP as if it were Acetic Acid and BP is not notified of such failure in advance, the Company shall indemnify and hold BP harmless pursuant to the provisions of Article 31 hereof from Damages which BP may suffer or incur by reason of any such failure. If the Company notifies BP of such failure in advance, but BP accepts the product notwithstanding such failure, BP shall indemnify and hold the Company harmless pursuant to the provisions of Article 31 hereof from Damages which the Company may suffer or incur by reason of such failure.

         6.5 The Specifications shall not be changed unless agreed to in advance in writing by BP and the Company.

                                   ARTICLE 7

                           PURCHASE PRICE AND PAYMENT

         7.1 The purchase price for all Acetic Acid delivered to BP hereunder during each Month of each Contract Year shall be the sum of the following:

                 (a)      The Fixed Cost Fee;

                 (b)      The Variable Cost Fee;

                 (c)      The Blend Gas Credit; and

                 (d)      Any Special Billings.

         7.2 BP shall pay the purchase price therefor to the Company after receipt of invoice therefor in the following manner:

                 (a) The estimated Fixed Cost Fee for each Month, which shall be the actual Fixed Cost Fee for the preceding quarter, and which shall be paid by BP on the fifteenth day of each Month (or if such Day is not a Business Day, then on the Business Day next occurring) during the Initial Term and the First and Second Additional Terms, commencing on the first such date occurring after the Effective Date;

                 (b) The Variable Cost Fee for each Month, which shall be paid as provided in Section 7.3(a) hereof; and

                 (c) The Blend Gas Credit, which shall be calculated in the manner provided by Exhibit I hereto and paid as provided in
         Section 7.3(b) hereof.

         7.3 The Company shall, on or before the fifth Business Day of each Month, render to BP

                 (a) an invoice for the preceding Month showing the quantity of Acetic Acid delivered, the Variable Cost Component, the Conversion Ratio, the Methanol price and the total amount of the Variable Cost Fee due, and BP shall pay each such invoice on or before the tenth Day after receipt thereof (or if such Day is not a Business Day, on the Business Day next following); and

                 (b) a credit memorandum for the preceding Month showing the calculation of the Blend Gas Credit in the manner provided by Exhibit I hereto.

         7.4 As soon as is practicable after the end of each Quarter, the Company shall submit to BP an invoice showing:

                 (a) An adjustment to the Fixed Cost Fee based on the difference between the Fixed Cost Fee paid by BP and referred to in
         Section 7.2(a) hereof and the actual Fixed Cost Fee due for that Quarter based on any adjustments to prices of components thereof; and

                 (b) Any additional charges due to the Company as a result of the quantity of Acetic Acid taken by BP being below the Minimum Quarterly Contract Quantity and referred to in Section 4.4 hereof.
         The net sum due to the Company or any credit due to BP resulting from the items referred to in Section 7.4 (a) and (b) hereof shall be paid or credited, as the case may be, on or before the twelfth Day after receipt of the invoice (or if such Day is not a Business Day, on the Business Day next following).

         7.5 The Company and BP shall cooperate in investigating, evaluating and implementing mutually agreeable methods to reduce the Variable Cost Component, the Fixed Cost Fee and the Conversion Ratio; provided, however, that nothing contained in this Section 7.5 shall be construed to apply or pertain to any Capital Project. If any such method is implemented and results in a material reduction or increase in the costs of production of Acetic Acid hereunder from the amount of such costs which would have been incurred had such method not been implemented, the appropriate values of the components of the formula for the calculation of the Fixed Cost Fee and the Variable Cost Component referred to in Exhibits B and F , respectively, attached hereto, together with the Conversion Ratio and the Specifications, if appropriate, shall be adjusted so that BP takes the benefit, if a material reduction results, equal to two-thirds (2/3) of such reduction or bears the cost, if a material increase results, equal to two-thirds (2/3) of such increase. The Company shall thereafter invoice BP accordingly.

         7.6 For the period of time from December 12, 1988 through the end of the First Additional Term:

                                   * * * *

                                   * * * *

                                   * * * *


         7.7 If BP has reason to dispute the accuracy of any invoice submitted to it by the Company, other than invoices for the Fixed Cost Fee or the Variable Cost Fee, BP will pay that part of the invoice which is undisputed in accordance with the provisions of this Article 7 and, after such dispute has been resolved, BP will pay any balance due to the Company on or before the twelfth day after the receipt by BP of a replacement invoice submitted to it by the Company. If BP has reason to dispute the accuracy of any Fixed Cost Fee for any Month or any Variable Cost Fee for any Month, BP will pay an amount at least equal to the Fixed Cost Fee or the Variable Cost Fee, as the case may be, paid by BP to the Company for the preceding Month in accordance with the provisions of Sections 7.2 and 7.3 hereof and, after such dispute has been resolved, BP will pay any balance due to the Company or the Company will pay any balance due to BP, as the case may be, on or before the twelfth day after the receipt by BP of a replacement invoice submitted to it by the Company; provided, however, that in the event that any balance is due to BP, such replacement invoice be submitted to BP later than ten (10) days after such dispute has been resolved.

         7.8 The Company shall maintain records and production data in accordance with usual and customary practices and standards in the acetyls industry in respect of all matters referred to in this Article 7. The Company shall provide BP access to such records and data pursuant to the provisions of
Section 23.1 hereof.

         7.9 The suspension of the obligations of the Company hereunder to produce and sell Acetic Acid by reason of a force majeure event shall not suspend BP's obligation to make the payments required hereunder; provided, however, that the occurrence of such force majeure event shall not of itself obligate or otherwise require BP to make any payments described in Section 4.4 hereof.

                                   ARTICLE 8

                            DELIVERIES AND SHIPMENTS

         8.1 The Point of Delivery of any Acetic Acid shall be the point of transfer of custody of such Acetic Acid from the Company to BP, and shall mean
(i) the first intake flange on the Barge or other inland water or marine vessel into which the Acetic Acid is loaded for shipment, and (ii) the perimeter boundary line of the Plant with respect to any Rail Car, Additional Rail Car, truck or other conveyance into which the Acetic Acid is loaded for shipment. Title and risk of loss shall pass to BP at such flange or perimeter boundary line, as the case may be (irrespective of whether the Company owns or has provided any Barge, Rail Car, Additional Rail Car or other conveyance into which the Acetic Acid is loaded). As between the Company and BP, except as otherwise provided in Section 8.2 hereof, the Company shall be in control and possession of the Acetic Acid sold and purchased hereunder and responsible for any damage or injury caused thereby until risk of loss with respect there to has passed to BP. In addition to its other obligations hereunder, BP shall be in control and possession of the Acetic Acid sold and purchased hereunder and responsible for any damage or injury caused thereby after risk of loss with respect thereto has passed to BP.

         8.2 Subject to the terms and conditions of this Agreement and to normal and customary shipping practices, the Company shall make available to BP at all times hereunder the Barge and the Rail Cars for movement of the Acetic Acid, except when the Barge and/or the Rail Cars are being stored or used under instruction for BP, provided that the Estimated Delivery, Shipment and Storage Instructions, the Delivery, Shipment and Storage Instructions or any additional shipping instructions state (i) the number of Rail Cars required by BP and the date(s) on which the same are required, (ii) the date(s) on which the Barge is required, (iii) transfer, connection and dispatch instructions, and (iv) such other information as may be reasonably required by the Company. The Company shall bear the costs of regular maintenance and repair of the Barge and the Rail Cars and in-Plant loading and switching charges and other normal expenses with respect to the ownership and operation thereof. The Company shall not be required to pay any Capital Expenditures with respect to the Barge or the Rail Cars unless BP is obligated to reimburse the Company therefor as provided in
Article 18 hereof. The use of the Barge or any Rail Car by BP shall not affect or alter the Point of Delivery hereunder or the time of the passing of title to or risk of loss with respect to the Acetic Acid. The Company shall have no liability for any loss, damage, injury or other event or occurrence involving the Barge or any Rail Car other than loss, damage or injuries resulting solely from the gross negligence or willful misconduct of the Company, its agents or employees.

         At such times as it becomes necessary to supplement the Rail Cars with additional rail cars ("Additional Rail Cars") for transporting Unit Product to customers, the costs of leasing the Additional Rail Cars shall be billed to BP on a monthly basis. Costs shall include lease fees, less mileage credits received by the Company for the use of the Additional Rail Cars. The utilization of the Rail Cars and the Additional Rail Cars will be reviewed at least annually to determine whether new cars are required or subleases should be sought for excess rail cars in the fleet. BP will make best efforts to use any excess Rail Cars or Additional Rail Cars within its system for other products, crediting the Profit with agreed sublease fees.

         8.3 BP may from time to time request that the Company arrange the delivery and transportation of Acetic Acid in accordance with the Delivery, Shipment and Storage Instructions or any additional instructions referred to in
Section 5.3 hereof and the Company may at its option comply with any such request of BP; provided, however, that the Company shall have no liability or other obligation with respect to its having arranged the delivery and transportation of any Acetic Acid pursuant to this Section 8.3. If the Company, in arranging for the delivery and transportation of Acetic Acid pursuant to this Section 8.3, earns or realizes discounts or other cost savings as a result of aggregating shipments or by reason of other economies of scale, such discounts and other cost savings shall be proportionately shared with BP on the basis on which such discounts and other cost savings were earned or realized by the Company. BP shall reimburse the Company for any additional costs incurred by the Company in the performance of any request of BP pursuant to the provisions of this Section 8.3.

                                   ARTICLE 9

                                    TESTING

         9.1 The Acetic Acid and Unit Product shall be tested prior to delivery to BP under the testing procedures and schedules being utilized by the Company at the Effective Date. Such procedures and schedules may be changed from time to time by the agreement of BP and the Company. The Company shall retain representative samples for sufficient time to allow delivery to and acceptance by BP's customers of such product. The Company shall provide BP access to such samples and all records maintained by the Company with respect there to pursuant to the provisions of Section 23.1 hereof.

         9.2 Confirmatory tests of the quality of Acetic Acid shipments shall be performed at the time of delivery according to the procedures and schedules referred to in Section 9.1 hereof and where requested, in the presence of an independent surveyor, utilizing representative samples taken from the intake flange of the Barge, other inland water or marine vessel, any Rail Car, Additional Rail Car, truck or other conveyance, and from the tanks thereof where necessary, into which the Acetic Acid is loaded. The Company shall retain such samples for sufficient time to allow delivery to and acceptance by BP's customers of such product. The Company shall provide BP access to such samples and certifications and all records maintained by the Company with respect thereto pursuant to the provisions of Section 23.1 hereof.

         9.3 All product made pursuant to the provisions of Article 6 hereof when tested according to the agreed procedures and schedules shall be conclusively presumed to constitute Acetic Acid unless analysis of the sample retained pursuant to the provisions of Sections 9.1 or 9.2 hereof shows the product not to have been Acetic Acid.

         9.4 BP shall have the right, at BP's expense, to have the Acetic Acid tested by independent third parties prior to shipment as Acetic Acid hereunder, so long as any such testing does not materially interfere with Unit or Plant operations, and the Company shall cooperate in any such test and shall have the right to be represented and to participate in any such test and to inspect any equipment used in determining the nature or quality of the Acetic Acid or Unit Product. After such independent test, unless BP delivers to the Company written notice prior to shipment of any such product that such product is not Acetic Acid for purposes hereof, all such product shall be conclusively presumed to meet the Specifications and constitute Acetic Acid. If such a notice is delivered to the Company with respect to any such product which has not been shipped at the time such notice is given, such product shall not constitute Acetic Acid hereunder, and BP shall have no obligation with respect to any such product;

provided, however, that should the Company object in writing to such notice within five (5) Business Days after receipt thereof, the parties will meet within five (5) Business Days after delivery of such objection to resolve the question of whether such product is Acetic Acid hereunder. If the parties fail to resolve the matter within twenty (20) Business Days after the delivery of the original objection by the Company to BP, either party may refer the matter to arbitration under Article 26 hereof.

         9.5 The Company agrees to be financially responsible for all product which is determined not to have constituted Acetic Acid hereunder at the Point of Delivery and, at the Company's option, such product shall be reprocessed by the Company in the Unit at its sole cost and expense or sold, transferred or otherwise disposed of on such terms as may be agreed between BP and the Company.

         9.6 BP agrees to be financially responsible for all product which is determined to have constituted Acetic Acid hereunder at the Point of Delivery thereof. If the parties hereto agree, such product shall thereupon be reprocessed by the Company in the Unit at no cost or expense to the Company; provided, however, that the Company shall have no obligation to reprocess any such product.

                                   ARTICLE 10

                                  MEASUREMENT

         10.1 The Unit of Measurement of Acetic Acid shall be one pound (avoirdupois). All quantities given herein, unless otherwise expressly stated, are in terms of such Unit of Measurement.

         10.2 The Company shall maintain and operate the Acetic Acid Measuring Equipment and the Methanol Measuring Equipment in accordance with customary practice in the industry and all applicable laws and regulations. BP may, at its option and expense, install measuring equipment for checking the Acetic Acid Measuring Equipment or the Methanol Measuring Equipment so long as such installation does not materially interfere with the operation of the Unit or the Plant.

         10.3 BP shall have the right, at BP's expense, to monitor and check the measurement of Acetic Acid from the Unit into the tanks of the Barge, other inland water or marine vessels, any Rail Cars, Additional Rail Cars, trucks or other conveyances into which the Acetic Acid is loaded, in the presence of an independent surveyor. Any reports and certifications resulting from such monitoring and checking will be made available by BP to the Company on request.

         10.4 The determination of the quantity of Acetic Acid deliveries hereunder for inland water and marine vessel transport shall be made by taking the opening and closing inventory of the Company's properly calibrated shore tank before and after each shipment.

         10.5 The determination of the quantity of Acetic Acid deliveries hereunder for transport by rail car or tank truck shall be made by weighing the rail cars or tank trucks on certified scales before and after loading. The receiving party shall gauge or weigh the rail cars or tank trucks upon arrival and, if the amount gauged or weighed is different than the weight obtained prior to shipment by more than one percent (1%), the receiving party shall notify BP, and BP will in turn notify the Company, and the procedures set forth in Section 10.7 hereof shall apply.

         10.6 Each party shall have the right to be present at the time any installing, reading, cleaning, changing, repairing, inspecting, testing or adjusting is done in connection with the other party's measuring equipment used in measuring deliveries hereunder. The records from such measuring equipment shall remain the property of the owner thereof, but, upon request, each party will submit to the other party its records, charts and weight tickets, together with calculations therefrom, subject to return within fifteen (15) days after receipt thereof. Such records, charts and weight tickets shall be kept on file for a period of not less than ninety (90) days.

         10.7 If upon any test the measuring equipment is found to be inaccurate in the aggregate by one percent (1%) or more, any payment based upon such measurements shall be corrected at the rate of such inaccuracy for any period of inaccuracy which is definitely known or agreed upon, or if not known or agreed upon, then for a period extending back one-half (1/2) of the time elapsed since the last successful test. Following any test, any measuring equipment found to be inaccurate to any degree shall be adjusted as soon as practicable to measure accurately. If for any reason any measuring equipment is out of service or out of repair so that the quantity of Acetic Acid delivered cannot be ascertained or computed from the readings thereof, the quantity of Acetic Acid so delivered during the period the measuring equipment is out of service or out of repair shall be estimated and agreed upon by the parties upon the basis of the best available data, using the first of the following methods which is feasible:

                 (a) By using the results of any check measuring equipment or other measuring device of BP, if installed and measuring accurately;

                 (b) By using the ship's records of tank measurements where Acetic Acid has been loaded onto a ship;

                 (c) By correcting the error if the percentage of error is ascertainable by test or mathematical calculation; or

                 (d) By estimating the quantity of deliveries during preceding periods under similar conditions when the measuring equipment was measuring accurately.

         10.8 Notwithstanding the foregoing, the Company's measurements shall be deemed to be accurate for purposes of all deliveries made hereunder unless as to any particular delivery, BP objects thereto in writing delivered to the Company within three (3) weeks after such delivery to BP's customer.

                                   ARTICLE 11

                       STORAGE OF ACETIC ACID BY COMPANY

         11.1 The Unit presently contains three (3) bulk storage tanks (Nos. 5OT508-1, 5OT508-2 and 5OT508-3) with an aggregate storage capacity of approximately 30,000,000 pounds. The Company shall use such bulk storage tanks for the storage of Acetic Acid as designated by BP in the Estimated Delivery, Shipment and Storage Instructions and the Delivery, Shipment and Storage Instructions or as otherwise determined by the Company. Should any such bulk storage tank be taken out of service by the Company for repair service, the Company will, so long as the costs with respect thereto are subject to reimbursement under this Agreement or included in the Fixed Cost Fee, repair the same and place it back in service as soon as is practicable.

                                   ARTICLE 12

                     OPERATION OF UNIT AND RELATED MATTERS

         12.1 The Company shall have the authority to, and does hereby agree to, operate the Unit subject to the terms and conditions of this Agreement. Unless otherwise provided herein, the Company shall operate the Unit in accordance with the Delivery, Shipment and Storage Instructions of BP provided that such operation (i) is not in violation of this Agreement, prudent operation and maintenance procedures, or applicable laws, (ii) does not have the effect of reducing the Variable Cost Component or the Fixed Cost Fee, and
(iii) does not have the effect of altering the Specifications unless agreed between the Company and BP.

         12.2 Notwithstanding any other provision of this Agreement to the contrary, the Company shall operate the Unit and perform its other obligations hereunder using the same standard of care as it would use in operating the Unit and performing such obligations for its own account, and the Company shall have no liability hereunder based on any higher standard of care.

         12.3 In the event that for any reason maintenance, utilities or other services and resources at the Plant become limited, the Company agrees that it will in good faith allocate such maintenance, utilities, services and resources between the Unit and the other activities at the Plant on a fair and equitable basis having regard to the needs of BP hereunder and third parties under contracts for the sale by the Company of other chemicals produced in the Plant.

         12.4 The Company covenants and agrees with BP that, during the Initial Term and the First and Second Additional Terms and so long as no BP Event of Default has occurred and is continuing, it will not sell, convey, otherwise dispose of or deal with any acetic acid other than pursuant to this Agreement.

         12.5 Effective for the Company's fiscal year beginning October 1, 1991, the Company will prepare a detailed annual maintenance budget for the syngas and acetic acid plants which will cover the period October 1 to September 30 on an evergreen basis. This budget will be available for review by

BP 45 days prior to each October 1 and will be agreed to by both parties by September 15 of each year. Once agreed, the budget amount will be incorporated into the Fixed Cost Fee (replacing the former Repairs, M&E and I&E lines) and will be deemed to act as a cap on the maintenance spending. As such, the budget represents an upper spending limit and any underspend will be credited to BP by December 31 of each year. If however, during the period October 1 - September 30 there is a need to undertake significant additional maintenance or, if certain scheduled items are found no longer to require attention, additions or deletions will be mutually agreed upon.

         The Company shall keep a record of maintenance spending and will report such spending to BP on a quarterly basis. Such reports will include, as a minimum requirement: any agreed changes to the original budget, actual spending compared to budget, and an annualized total forecast including agreed additions or deletions.

         BP shall have access to the Company's maintenance records necessary to verify the accuracy of all items charged against the maintenance budget to the extent and in the manner provided in Article 23 of this Agreement.

                                   ARTICLE 13

                             SHUT-DOWNS OF THE UNIT

         13.1 The parties agree that the Unit will be shut down for such periods of time as are required to accomplish the Scheduled Shutdowns. During such shut-down, the Company shall not be required to produce Acetic Acid hereunder and it is the present intention of the parties to utilize the Unit's storage capacity to accumulate Acetic Acid for delivery during such Scheduled Shutdowns. Any such Scheduled Shutdown shall affect neither the obligations of BP to make all other payments due hereunder nor the other covenants and agreements of the parties hereunder.

         13.2 Upon reasonable notice from BP, the Company shall temporarily cease the production of Acetic Acid at the times and for the periods so requested. In such event, in addition to all other payments required hereunder, BP shall reimburse the Company upon receipt of invoice therefor for any and all additional costs and expenses incurred in connection with such cessation or reduction, including, without limitation, increased costs of production of other products produced at the Plant resulting from such cessation or reduction as described in Section 4.4 hereof provided that the Company shall have a duty to reasonably mitigate any such additional costs and expenses.

         13.3 In the event BP gives six (6) Months' prior written notice to the Company that, in its judgment, the Unit should be permanently shut down,
(i) the Company shall proceed to shut down the Unit and BP shall pay all expenses of such shutdown, and (ii) the Company shall reduce the Fixed Costs as soon as is practicable. Notwithstanding such shut-down, BP shall remain obligated to pay the Fixed Cost Fee for a full six (6) Months after the date of such shut-down. Thereafter, BP shall have no further obligations hereunder to pay the Fixed Cost Fee; provided, however, that BP shall reimburse the Company for (i) all insurance, maintenance, security and other expenses thereafter incurred by the Company with respect to the Unit, provided that the Company has a duty to reasonably mitigate such expenses, and (ii) any and all additional expenses incurred by the Company in connection with such permanent shut-down including, but not limited to, increased costs of production of other products produced at the Plant (other than the Unit) provided that the Company shall have a duty to reasonably mitigate any such additional expenses. The Company shall not be required to operate the Unit or to maintain the Unit in a condition which is ready for production of Acetic Acid. Any such permanent shut-down shall affect neither the obligations of BP to make all other payments due hereunder nor the other covenants and agreements of the parties hereunder.

         13.4 During the Initial Term hereof, in the event of a fire, explosion, flood, hurricane, windstorm or other casualty resulting in the loss of the Unit or a substantial part thereof or the inability for a period of more than three (3) Months of the Company to deliver Acetic Acid as required by BP, the Company and BP shall meet to agree whether or not the Unit should be repaired. If the proceeds of insurance are sufficient to pay all costs of such repair, the Unit will be repaired and the insurance proceeds will be applied to such repair, unless the parties mutually agree that the Unit shall not be repaired in which event the insurance proceeds shall be applied and paid in the following order of priority:

                 (a) The insurance proceeds shall be first applied to the payment of (i) all of BP's remaining obligations to the Company hereunder, and (ii) if the Note has not been prepaid, the outstanding principal balance of and all accrued but unpaid interest on the Note and all sums then owing under the Interest Rate Letter Agreement, OR, if the Note has been prepaid, to the payment to BP of an amount equal to the sum of (A) what the outstanding principal balance of and all accrued but unpaid interest on the Note would have been as of the date of such casualty had the Note been paid according to its terms but not prepaid prior to such date, and (B) the amount which would have been owing under the Interest Rate Letter Agreement as of the date of such casualty had the Note not been prepaid prior to such date; and

                 (b) Thereafter, the then remaining balance, if any, of the insurance proceeds shall be paid to the Company whereupon the parties' obligations under this Agreement shall be terminated provided that the covenants and obligations referred to in Articles 27 and 31 hereof shall survive such termination as set forth therein.

If the proceeds of insurance are not sufficient to pay all costs of such repair, then:

                 (a) If the parties mutually agree, the Unit shall be repaired and the excess of repair costs after all insurance proceeds have been applied and paid against repair costs shall be apportioned between the parties by mutual agreement;

                 (b) If BP desires to repair the Unit, but the Company does not agree, the Unit shall be repaired and the excess of repair costs after all insurance proceeds have been applied and paid against repair costs shall be paid by BP; and

                 (c) If BP does not desire to repair the Unit, regardless of the desires of the Company, the Unit shall not be repaired in which event the insurance proceeds shall be applied and paid in the following order of priority:

                          (1) If the Company desires to repair the syn-gas unit, the insurance proceeds shall be first applied and paid against actual repair costs incurred by the Company in the construction or repair of a syn-gas unit having sufficient capacity to enable the Company to perform its obligations to produce syn-gas required in the production of other products produced at the Plant (other than the Unit); (2) Thereafter, the then remaining balance of the insurance proceeds shall be next applied to the payment of (i) all of BP's remaining obligations to the Company hereunder, and (ii) if the Note has not been prepaid, the outstanding principal balance of and all accrued but unpaid interest on the Note and all sums then owing under the Interest Rate Letter Agreement, OR, if the Note has been prepaid, to the payment to BP of an amount equal to the sum of (A) what the outstanding principal balance of and all accrued but unpaid interest on the Note would have been as of the date of such casualty had the Note been paid according to its terms but not prepaid prior to such date, and
                 (B) the amount which would have been owing under the Interest Rate Letter Agreement as of the date of such casualty had the Note not been prepaid prior to such date; and

                          (2) Thereafter, the then remaining balance, if any, of the insurance proceeds shall be paid to the Company whereupon the parties' obligations under this Agreement shall be terminated provided that the covenants and obligations referred to in Articles 27 and 31 hereof shall survive such termination as set forth therein.

         13.5 During the First and Second Additional Terms, in the event of a fire, explosion, flood, hurricane, windstorm or other casualty resulting in the loss of the Unit or a substantial part thereof or the inability for a period of more than three (3) Months of the Company to deliver Acetic Acid as required by BP, the Company shall have the sole option whether or not to repair the Unit, irrespective of whether or not the proceeds of insurance are sufficient to pay all costs of such repair, and BP shall have no obligation or liability therefor. If the Company repairs the Unit, the parties' obligations under this Agreement shall continue. If the Company fails or refuses to commence within ninety (90) days thereafter and proceed with reasonable diligence to repair the Unit, the parties' obligations under this Agreement shall be terminated provided that the covenants and obligations referred to in Articles 27 and 31 hereof shall survive such termination as set forth therein.

         13.6 The Company will prepare a detailed shutdown reserve ("SDR") budget for the syngas and acetic acid plants and a corresponding schedule for major shutdowns and update these on a regular basis. The period over which the shutdown reserve is accrued is agreed to be a nominal 24 months consistent with the expected major shutdown schedule. BP and the Company will review and agree on the SDR budget and corresponding major shutdown schedule by October 1 of each year.

         Once agreed, the amount for "Shutdown Reserve" in the Fixed Cost Formula shall be revised so that the sum of the monthly charges in current dollars during the interval between major shutdowns (nominally 24 months) will equal the unescalated budget total. The SDR budget will act as a cap on spending. As such, the budget represents an upper spending limit. If, however, during the period prior to the major shutdown, additions or deletions of major (non- routine) items to or from the budget cap may be mutually agreed upon. After completion of a major shutdown, total costs will be reconciled against the SDR charges. Any difference will then be used to recalculate the next SDR budget.

         In the event that there is a significant change to the major shutdown schedule, the parties may agree to modify SDR charges in the formula to reflect the expected interval between major shutdowns. BP shall have access to the Company's records necessary to verify the accuracy of charges made against the SDR budget to the extent and in the manner provided in Article 23 of this Agreement.

                                   ARTICLE 14

                                   INSURANCE

         14.1 As of the Effective Date, the Company will obtain the Insurance coverage described on Exhibit G attached here to in respect of the Unit and shall obtain adequate Insurance coverage for those parts of the Plant which serve the Unit. Subject to Section 13.4 hereof, in the event that such parts of the

Plant are destroyed or damaged whether by the insured risks or not, the Company shall rebuild the same as soon as practicable and to the extent that the insurance proceeds are deficient will make up the difference from its own funds.

         It is the intent of both BP and the Company to eliminate BP as a named insured for general liability and business interruption coverage, subject to suitable cost savings and mutual agreement on commensurate changes to the Fixed Fee Formula. No action to drop coverage for BP shall be taken by the Company without prior approval by BP.

         The Company shall advise BP whenever any insurance policy or area of coverage listed on the Summary of Insurance Coverage as set out in Exhibit G to this Agreement is renegotiated or otherwise changed. BP shall be advised prior to making any major changes in these coverages and shall be afforded a reasonable opportunity to review such changes. If, as a result of such review, it is determined that the revised coverages do no provide equivalent value to the coverages required by Exhibit G, the parties shall agree to revise cost allocations to the Unit and revise the Fixed Cost Fee and Formula as appropriate.

         The Company and BP shall jointly review and compare current insurance coverages with those specified in Exhibit G, on an annual basis.

         14.2 During the Initial Term and the First and Second Additional Terms, the Company shall maintain such insurance coverage, and all insurance premiums in respect of the insurance for the Unit which are not included in the Fixed Cost Fee shall be paid by BP on receipt by BP of an invoice.

                                   ARTICLE 15

                               ACCESS TO THE UNIT

         15.1 The Company agrees that upon written request by BP, the Company shall provide to BP, at cost, reasonably suitable office accommodation at the Plant for a limited number of BP personnel.

         15.2 Subject to the provisions of Section 15.3 hereof, BP acknowledges that the Company is required to permit representatives of technology licensees described or referred to in the Purchase Agreement and such additional licensees as may be requested by BP from time to time to visit the Unit and receive training in the operation thereof; provided, however, that BP shall indemnify and hold the Company harmless pursuant to the provisions of Article 31 hereof from Damages which the Company may suffer or incur by reason of its admission of such representatives to the Unit.

         15.3 The Company shall cause the representatives described or referred to in Section 15.2 hereof and any other third party to whom access to the Unit is given by the Company to sign a confidentiality agreement having terms no less onerous than apply to the parties hereto under Article 27 hereof.

         15.4 The Company agrees to permit BP personnel, at the cost of BP, to have access to the Unit at reasonable times and on reasonable notice and consistent with the Company's contractual obligations under licenses or sub-licenses to which it is a party. BP shall indemnify and hold the Company harmless pursuant to the provisions of Article 31 hereof from Damages which the Company may suffer or incur by reason of its admission of such BP personnel to the Unit.

                                   ARTICLE 16

                                METHANOL SUPPLY

         16.1 BP shall provide Methanol meeting the specifications described in Exhibit C attached hereto in the volumes and at the times required by the Company to operate the Unit and produce Acetic Acid as required hereby. The Company agrees that it shall (i) provide adequate facilities to receive and store, on behalf of BP for use in the Unit, Methanol delivered by sea in up to 6,000 metric ton shipments and with a maximum storage capacity of no more than 4,000,000 gallons, (ii) maintain and utilize, on behalf of BP, the two (2) Methanol storage tanks (Nos. 50T530-1 and 50T530-2) available at the Plant (or substitute storage facilities designated by the Company) for the purpose of storing Methanol supplied by BP, and (iii) subject to the foregoing limitations store, on behalf of BP, any Methanol delivered by BP without charge. For the purpose of inventory control, the quantity of Methanol delivered by BP pursuant to this Section 16.1 shall initially be the amount declared on the bill of lading of the delivery vessel and shall be adjusted at the end of each Quarter to the amount actually received as measured by the Methanol Measuring Equipment.

         16.2 The price payable by the Company for Methanol consumed shall be the price payable by BP from time to time to its major Methanol supplier together with the costs of delivery from the said supplier's terminal to the Company. The Company shall pay BP for the Methanol consumed during any Month contemporaneously with the payment by BP for the Acetic Acid delivered by the Company to BP during such Month. For any Month, Methanol consumption shall be equal to the amount of Methanol in the Methanol storage tanks on the first day of such month as determined by physically gauging the storage tanks, increased by deliveries of Methanol during such Month pursuant to Section 16.1 hereof, and reduced by the amount of Methanol in the Methanol storage tanks on the first day of the following Month as determined by physically gauging the storage tanks. Any difference between the price payable by BP to its major supplier and the cost to BP of Methanol supplied hereunder shall be deemed to be an expense for inclusion in the Costs of Sales hereunder.

         16.3    The point of delivery of Methanol delivered pursuant to
Section 16.1 hereof shall be the point of transfer of custody of such Methanol to the Company, which for purposes of this Agreement shall mean the last exit flange on the ship or other conveyance from which the Methanol is unloaded. Risk of loss shall pass from BP to the Company at such flange and the Company shall be in control and possession of Methanol delivered pursuant to Section
16.1 hereof and responsible for any damage or injury caused thereby after risk of loss with respect thereto has passed to it. As between the Company and BP, BP shall be deemed to be in control and possession of Methanol sold and purchased pursuant to Section 16.1 hereof and responsible for any damage or injury caused thereby until risk of loss with respect thereto has passed to the Company.

         16.4 Title to all Methanol delivered to the Plant hereunder shall pass from BP to the Company upon the removal thereof from the Methanol Storage Facilities at the Plant for consumption in the Plant.

                                   ARTICLE 17

                              SPECIAL EXPENDITURE

         17.1 The Company may approve any project requiring Special Expenditure and make any Special Expenditure, regardless of amount, in any Contract Year if such project and such Special Expenditure have been included in the Company's operating plan under this Agreement for such Contract Year and such plan was approved by BP prior to the payment of such Special Expenditure. Upon receipt of invoice therefor, BP will promptly reimburse the Company for a Special Expenditure incurred in accordance with this Section 17.1.

         17.2    A project and Special Expenditure not contemplated by Section
17.1 hereof, and the manner of reimbursement or payment to the Company therefor, shall be agreed upon by the parties hereto. The Company may, where circumstances reasonably require, without the approval of BP, commence a project and Special Expenditure not contemplated by Section 17.1 hereof necessary, in the judgment of the Company, (i) to ensure that the Unit, the Barge, the Rail Cars, the Additional Rail Cars and the operation of any of the foregoing and the production, delivery, storage, shipment, sale, resale, use, disposal or transportation of Acetic Acid, Unit Product, feedstock, supplies and materials comply with applicable law and regulations, and (ii) to provide for the health, safety and welfare of the Company's employees on the Unit; provided, however, that the Company shall at the earliest practicable opportunity notify BP of such project and Special Expenditure, and thereupon the manner of reimbursement or payment shall be as follows:

                 (a) All costs actually incurred by the Company with respect to such project and Special Expenditure prior to notifying BP of the commencement thereof shall be promptly reimbursed by BP to the Company upon receipt of invoice therefor;

                 (b) If the parties hereto agree, the Company shall be paid for additional costs to be incurred by the Company with respect thereto as agreed by the parties hereto;

                 (c) If the parties fail to agree, the Company shall at its option (i) cease such project and Special Expenditure, or (ii) continue such project and Special Expenditure at its own cost; provided, however, that the Company may refer the matter to arbitration under Article 26 hereof.

                                   ARTICLE 18

                              CAPITAL EXPENDITURES

         18.1 During the Initial Term and the First Additional Term, all Capital Expenditures shall be paid by the Company but shall be reimbursed by BP upon receipt of an invoice, provided that the Company complies with the procedures described in this Article 18. During the Second Additional Term, all Minor Capital Items shall be paid by the Company but reimbursed by BP upon receipt of an invoice, provided that the Company complies with the procedures described in this Article 18. During the Second Additional Term, the cost of all Major Capital Items will be invoiced to BP in accordance with the Profit sharing ratios in effect during such period. Expenditures on Major Capital Items will have no effect on the definition of Profit, and such expenditures will be made for jointly approved projects without regard to the presence or absence of Profit or any accumulated Surplus Payment.

         18.2 For any Contract Year a capital budget shall be prepared by the Company and submitted for approval by BP no later than September 30 of the previous Contract Year. Such capital budget shall consist of an outline description of and an estimate of the Capital Expenditures for each identified job and a lump sum provision in respect of other possible developments. Such capital budget will be discussed at the October Quarterly meeting and approved in whole or in part by BP at or subsequent to that meeting, but in any event before the next succeeding January 1.

         18.3 When the Company desires to obtain a disbursement from BP for a Capital Project described in the capital budget, the Company shall furnish BP with the details of the proposed Capital Project including (i) the cost of such proposed Capital Project, (ii) the benefits of the proposed Capital Expenditure, and (iii) the changes which will result to one or more of the Variable Cost Component, the

Fixed Cost Fee, the Maximum Quarterly Contract Quantity and the Specifications, for authorization and disbursement of funds in accordance with the procedures in Sections 18.4 through 18.6, inclusive, hereof.

         18.4 Further proposed Capital Projects may be added to the capital budget described in Section 18.2 by the Company at any time during a Contract Year, provided that the approval of BP has first been obtained.

         18.5 All Capital Projects may be committed to by the Company and expended by the Company only after the approval of the authorized BP representative who will, in respect of any Capital Project requiring Capital Expenditures of more than ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) U.S., submit the same to BP for approval.

         18.6 The date that the changes in the Variable Cost Component, the Fixed Cost Fee, the Minimum Quarterly Contract Quantity and the Specifications will be effected will be the date of the completion of the Capital Project in question. The actual results arising from a Capital Project shall be determined by BP and the Company no later than six (6) Months after the said completion date. If BP and the Company agree that the actual results therefrom differ from those anticipated in Section 18.2 hereof, the items referred to above in
Section 18.6 hereof shall be adjusted to take account of the actual results obtained.

         18.7 BP shall designate in writing to the Company the name of the authorized BP representative for purposes of this Agreement which name may be changed from time to time by BP by written notice to the Company.

         18.8 During the operation of the Agreement questions have arisen regarding the allocation of certain U.S. federal income tax deductions between the Company and BP. In order to clarify this situation and avoid confusion on this issue in the future, the parties have agreed and do hereby agree as follows:

                 (a) At all times from and after August 1, 1986, the Company has been the beneficial owner of the Acetic Acid Plant Assets covered by the Production Agreement, being the following specific assets acquired by the Company from the Monsanto Company on August 1, 1986, and therefore the Company is entitled to all available depreciation and/or amortization deductions with respect thereto:

                 All acetic acid process units, technology licenses, tank cars and all personal property more particularly described on Exhibit "B" of the Contract of Purchase and Sale of Real Estate and Personal Property entered into between the Company and BP, effective August 1, 1986, said Exhibit "B" being incorporated herein by reference for all purposes as if copied herein in full (the "Acetic Acid Plant Assets").

                 The parties hereby agree that BP is not and will not be entitled to any depreciation or amortization deductions with respect to the Acetic Acid Plant Assets.

                 (b) BP will be entitled to any and all depreciation and amortization or expense deduction with respect to the After Acquired Assets, and the Company will be entitled to any and all depreciation and amortization or expense deductions with respect to that portion of any Capital Expenditure, Capital Project or Special Expenditure or any other expenditure unreimbursed by BP.

                 (c) The payments required under the terms of the Note shall be currently deductible as rental expense by BP and recognized as income by the Company.

                 (d) The Company and BP will not file claims for refund, or any other form of return with the United States Internal Revenue Service, or with any governmental unit of any state, based on depreciation and/or amortization deductions inconsistent with the agreement reflected in this Section 18.8.

                                   ARTICLE 19

                                   PERSONNEL

         19.1 The Company shall at all times have sole authority with respect to all personnel matters involving the employees, consultants and third-party contractors at the Plant and the Unit, including, without limitation, salaries, benefits, compensation, indirect personnel costs, manpower needs, training, insurance, labor matters, working hours, job responsibilities, bonding and all other employee, personnel-related and contracting matters. Any incentive schemes for employees on the Unit shall be made at the discretion and cost of the Company.

                                   ARTICLE 20

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to BP as follows:

         20.1 Organization, Good Standing and Corporate Power. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified as a foreign corporation in the State of Texas, and has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and perform its obligations hereunder.

         20.2 Authority Relative to Agreement. The execution, delivery and performance by the Company of this Agreement have been duly and effectively authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except insofar as enforcement may be limited by (i) bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally, and (ii) general principles of equity.

         20.3 No Conflict with Other Instruments or Proceeding. Neither the execution and delivery of this Agreement, nor the performance or compliance with the terms and conditions hereof conflict with, or will result in a breach by the Company of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon, any asset of the Company pursuant to any of the terms, conditions or provisions of (i) the Certificate of Incorporation or Bylaws of the Company,
(ii) any mortgage, deed of trust, lease, contract, agreement or other instrument to which the Company is a party by which the Company may be bound or affected, or (iii) any writ, order, judgment, decree, statute, ordinance, regulation or any other restriction of any kind or character, to which the Company is subject, or by which the Company may be bound or affected.

         20.4 No Litigation or Proceeding. As of the date hereof, there are no actions, suits, investigations or proceedings pending or to the Company's knowledge threatened against the Company at law or in equity or before or by any federal, state, municipal or other governmental or non-governmental department, commission, board, bureau, agency or instrumentality seeking to enjoin, restrain or otherwise prevent the execution and delivery of this Agreement by the Company.

         20.5 No Warranties. EXCEPT FOR THE WARRANTY OF TITLE CONTAINED IN THE DEED, THE COMPANY HEREBY EXPRESSLY DISCLAIMS AND NEGATES (I) ANY REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED, COMMON LAW, STATUTORY OR OTHERWISE) RELATING TO THE UNIT, THE BARGE, THE RAIL CARS, THE ADDITIONAL RAIL CARS, OR THE OPERATION OF ANY OF THE FOREGOING, OR ANY OTHER TANGIBLE PERSONAL PROPERTY AND FIXTURES INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR FITNESS OF DESIGN OR ENGINEERING, EXCEPT AS EXPRESSLY SET FORTH HEREIN, AND (ii) ANY IMPLIED REPRESENTATION OR WARRANTY RELATING TO ANY ACETIC ACID OR UNIT PRODUCT SOLD HEREUNDER, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR FITNESS OF DESIGN OR ENGINEERING. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE COMPANY HAS ASSIGNED AND TRANSFERRED THE UNIT, THE BARGE, THE RAIL CARS, THE ADDITIONAL RAIL CARS

AND SUCH OTHER TANGIBLE PERSONAL PROPERTY AND FIXTURES TO BP ON AN "AS IS"
BASIS.

                                   ARTICLE 21

                      REPRESENTATIONS AND WARRANTIES OF BP

         BP represents and warrants to the Company as follows:

         21.1 Organization. BP is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business as a foreign corporation in the State of Texas and has all requisite corporate power and authority to carry on its business as currently conducted, to own and operate the properties owned by it and to enter into this Agreement and perform its obligations hereunder.

         21.2 Authority Relative to Agreement. The execution, delivery and performance by BP of this Agreement have been duly and effectively authorized by all necessary corporate action. This Agreement has been duly executed by BP and is a legal, valid and binding obligation of BP enforceable in accordance with its terms, except insofar as enforcement may be limited by (i) bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally, and (ii) general principles of equity.

         21.3 No Conflict with Other Instruments or Proceedings. Neither the execution and delivery of this Agreement, nor the performance or compliance with the terms and conditions hereof conflict with, or will result in a breach by BP of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon, any of its assets pursuant to any of the terms, conditions or provisions of (i) the Certificate of Incorporation or Bylaws of BP, (ii) any mortgage, deed of trust, lease, contract, agreement or other instrument to which BP is a party or by which BP may be bound or affected, or
(iii) any writ, order, judgment, decree, statute, ordinance, regulation or any other restriction of any kind or character, to which BP is subject, or by which BP may be bound or affected,

         21.4 No Litigation or Proceedings. As of the date hereof, there are no actions, suits, investigations or proceedings pending or to BP's knowledge threatened against or affecting BP at law or in equity or before or by any federal, state, municipal or other governmental or non-governmental department, commission, board, bureau, agency or instrumentality seeking to enjoin, restrain or otherwise prevent the execution and delivery of this Agreement by BP.

                                   ARTICLE 22

                         PARTICIPATION IN NEGOTIATIONS

         22.1 Upon the expiration from time to time of the supply contracts pursuant to which natural gas and carbon dioxide are supplied to the Unit, at BP's request the Company shall permit BP to participate in the negotiations which the Company conducts relating to the supply of natural gas and carbon dioxide to the Unit. Except as otherwise provided herein, the Company may, without participation by BP, negotiate and shall have the right, without the approval of BP, to enter into all contracts relating to supplies, materials, feedstocks (except Methanol so long as BP has not defaulted in its contractual obligations with respect thereto), utilities, treatment, disposal and other services or materials or property required in the Company's opinion for the operation of the Unit, the Barge, the Rail Cars, the Additional Rail Cars, storage facilities and the performance of its obligations hereunder.

                                   ARTICLE 23

                             ACCESS TO INFORMATION

         23.1 Upon written request by BP from time to time, the Company shall provide to BP, its attorneys, accountants and other representatives, subject to the receipt by the Company of confidentiality agreements no less onerous than apply to the parties hereto under Article 27 hereof, at reasonable times during normal business hours, access to the Company's books, records and accounts relating to the operation of the Unit and the performance of the Company's obligations under this Agreement, except as such access may be prohibited by licenses or sub-licenses from a third party other than BPCL to which the Company is a party. BP shall thereupon have the right to make copies of and abstracts from such books, records and accounts, at BP's expense, which copies may be removed from the premises of the Company and retained by BP, subject to the confidentiality provisions of Article 27 hereof.

         23.2 The Company agrees to permit representatives of BP, at BP's expense, to have (i) access to the Unit at reasonable times and on reasonable notice to obtain information relating to the present or proposed operations of the Unit so long as such access does not materially disrupt the operation of the Unit, and (ii) access to the Plant at reasonable times and on reasonable notice to obtain information and audit the environmental status and condition of the Plant and the operations thereof so long as such access does not materially disrupt the operation of the Plant and BP pays all costs relating thereto. BP agrees to furnish the Company with copies of all information and audits obtained or prepared pursuant to the provisions of this Section 23.2.

         23.3 The Company shall make its employees and other representatives available to BP at reasonable times on reasonable notice to discuss the present or proposed operations of the Unit so long as such availability does not materially disrupt the operation of the Unit or the Plant. BP shall reimburse the Company for all reasonable direct out-of-pocket costs incurred by the Company in making such employees or other representatives available, on receipt of an invoice therefor.

         23.4 Upon written request by the Company from time to time, BP shall provide to the Company and its attorneys, accountants and other representatives approved by BP (such approval not to be unreasonably withheld), subject to the receipt by BP of confidentiality agreements no less onerous than apply to the parties here to under Article 27 hereof, at reasonable times and during normal business hours, access to BP's books, records and accounts relating to Profit, Cost of Sales, Methanol supplies, cost savings and the performance of BP's obligations under this Agreement.

                                   ARTICLE 24

                              SEMIANNUAL MEETINGS

         24.1 At the Semiannual Meetings, the representatives of BP and the Company shall review such matters as may be determined as appropriate by the parties.

         24.2 By no later than September 30 of each Contract Year, the Company shall deliver to BP a proposed operating plan (including proposed Special Expenditure, Capital Projects and Capital Expenditures) for the Unit, the Barge, the Rail Cars, the Additional Rail Cars and the other equipment and property used in connection therewith, prepared by the Company in good faith and upon realistic assumptions, for the following Contract Year. At or after the October Semiannual Meeting in each Contract Year and in any event prior to the commencement of the next Contract Year, the parties shall formally agree on and adopt the operating plan for the following Contract Year. In the absence of such an agreement on or before the first day of the Contract Year to which such proposed operating plan would, if agreed, apply, the Company shall be entitled to operate, maintain, repair, renovate, remodel, change and make expenditures as may be reasonably necessary for the operation of the Unit and in a manner consistent with the pattern of expenditure in the preceding Contract Year but excluding any Capital Expenditures unless approved by BP pursuant to this Agreement.

                                   ARTICLE 25

                              FINANCIAL ASSURANCES

         25.1 In the event any federal, state or other governmental authority requires the Company to provide financial assurances in connection with the Unit, its operations or any Spills or Releases Requiring Response Action, the Company will use its best efforts to provide the same, and BP will reimburse the Company for all premiums or other costs incurred in connection with providing such financial assurances, upon receipt of invoice therefor. In the event the Company is unable to provide such financial assurances, BP will provide them.

                                   ARTICLE 26

                                  ARBITRATION

         26.1 All disputes, differences or questions arising out of or relating to this Agreement (including, without limitation, those as to the validity, interpretation, breach, violation or termination hereof) shall, at the written request of either party, be finally determined and settled pursuant to arbitration at Houston, Texas, by three (3) arbitrators, one (1) to be appointed by the Company, one (1) by BP, and a neutral arbitrator to be appointed by such two (2) party-appointed arbitrators. The neutral arbitrator shall be an attorney and shall act as chairman. Any such arbitration may be initiated by a party by written notice ("Arbitration Notice") to the other party specifying the subject of the requested arbitration and appointing such party's arbitrator for such arbitration.

         26.2 Should (i) a party receiving an Arbitration Notice fail to appoint an arbitrator as hereinabove contemplated by written notice to the party giving the Arbitration Notice within ten (10) days after the receipt of the Arbitration Notice, or (ii) the two (2) arbitrators appointed by or on behalf of the parties as contemplated in Section 26.1 hereof fail to appoint a neutral arbitrator as hereinabove contemplated within ten (10) days after the date of the appointment of the last arbitrator appointed by or on behalf of the parties, then a Judge of the United States District Court for the Southern District of Texas, Houston Division, upon application of the Company or of BP, shall appoint an arbitrator to fill any such position with the same force and effect as though such arbitrator had been appointed as hereinabove contemplated.

         26.3 The arbitration proceeding shall be conducted in the English language in Houston, Texas, in accordance with the Rules of the American Arbitration Association. A determination, award or other action shall be considered the valid action of the arbitrators if supported by the affirmative vote of two (2) or three (3) of the three (3) arbitrators. The costs of arbitration (exclusive of the expense of a party in obtaining and presenting evidence and attending the arbitration, and of the fees and expenses of legal counsel to such party, all of which shall be borne by such party) shall be shared equally by the Company and BP. The arbitration award shall be final and conclusive and shall receive recognition, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

         26.4 The validity of the foregoing provisions of this Article 26 shall, to the fullest extent practicable, be governed by the Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

                                   ARTICLE 27

                   CONFIDENTIALITY AND INTELLECTUAL PROPERTY

         27.1 During the terms of this Agreement and thereafter, all information relating to the business, products, assets and finances of the Company or BP, including, but not limited to, financial statements and related books and records, minute books, personnel records, list of customers and potential customers, lists of suppliers and potential suppliers, price and cost data, computer programs, computer hardware, patents, patent applications, apparatus, equipment, drawings, reports, processes, methods and techniques of manufacture, know-how, trade secrets, specifications of materials, manuals, technical information and similar information and records shall be treated as proprietary to the Company or BP, as the case may be, and as confidential by BP or the Company, as the case may be, and shall not be disclosed by BP or the Company or their respective officers, employees, agents, affiliates or representatives to, or used for the benefit of, BP or the Company or any other person. At the termination of this Agreement, the obligations as to confidentiality herein shall continue for a period of five (5) years from the date of such termination.

         27.2 Each and every invention and improvement, whether or not patentable, conceived, developed or made during the Initial Term and the First and Second Additional Terms by the Company, its agents or employees alone or in conjunction with BP or third parties, arising out of, in connection with or relating to the manufacture and production of Acetic Acid or Unit Product, the procedures and methods of such manufacture and production, or the operation of the Unit, or conceived, developed or made in the course of the Company's performance under this Agreement, (i) shall be and become the sole and exclusive property of BP and ipso facto the Company shall have a perpetual right and license to use such invention or improvement on the Unit which right and license shall be freely assignable to the Company's assignee for use on the Unit in the event the Company sells, transfers and assigns its interest in the Unit, (ii) shall be disclosed promptly by the Company to BP, and (iii) the Company shall, and shall cause its agents or employees, as the case may be, to immediately and without additional consideration or compensation assign, transfer and convey to BP all right, title and interest in and to such inventions and improvements, and in and to any and all applications for Letters Patent that may be filed thereon, and in and to all Letters Patent that may issue on such applications. The Company shall, and shall cause its agents and employees to, without additional consideration or compensation, execute and deliver to BP such other and further applications, assignments, instruments and documents which BP shall deem necessary, convenient or desirable in connection with any such invention, improvement, application or Letters Patent or in connection with any patent infringement, interference or other contest involving such invention, improvement, application or Letters Patent. Concurrently with the assignment, transfer and conveyance to BP of all such right, title and interest in and to each such invention or improvement, BP shall for no additional consideration or compensation grant to the Company a perpetual right and license to use such invention or improvement on the Unit; provided, however, that such invention or improvement shall be and remain at all times thereafter the sole and exclusive property of BP.

         27.3 Each and every invention and improvement conceived, developed or made during the Initial Term and the First and Second Additional Terms by BP, its agents or employees alone or in conjunction with the Company or third parties, regardless of where such invention or improvement is conceived, developed or made, arising out of, in connection with or relating to the manufacture and production of acetic acid, the procedures and methods of such manufacture and production, or the operation of acetic acid plants generally, or conceived, developed or made in the course of BP's performance under this Agreement, shall be and remain the sole and exclusive property of BP. BP shall promptly grant to the Company for no additional consideration or compensation a perpetual right and license to use on the Unit any invention or improvement whenever developed that is installed, employed, used or otherwise becomes a part of the production of Acetic Acid on the Unit or a part of the operation of the Unit which right and license shall be freely assignable to the Company's assignee for use on the Unit in the event the Company sells, transfer and assigns its interest in the Unit; provided, however, that

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such invention or improvement shall be and remain at all times thereafter the sole and exclusive property of BP.

                                   ARTICLE 28

                          DEFAULTS; FAILURES; REMEDIES

         28.1 If a Company Event of Default shall occur and be continuing, BP may, at its option, by written notice to the Company, declare the Company to be in default hereunder ("Declaration of Company Default"); provided, however, that a Declaration of Company Default shall not relieve or otherwise discharge the Company from the performance of its obligations under this Agreement, except to the extent that the exercise by BP of its remedies pursuant to the provisions of Section 28.3 hereof otherwise prevents or restricts the Company with respect thereto.

         28.2 If a BP Event of Default shall occur and be continuing, the Company may, at its option, by written notice to BP, declare BP to be in default hereunder ("Declaration of BP Default"); provided, however, that a Declaration of BP Default shall not relieve or otherwise discharge BP from the performance of its obligations under this Agreement.

         28.3 Forthwith upon a Declaration of Company Default, BP may, by written notice to the Company, require the Company to permit, and the Company shall permit at BP's risk, but at the Company's cost (subject to BP's duty to reasonably mitigate such cost), such employees of BP as BP may require to have access to the Unit and those parts of the Plant that serve the Unit for the purpose of seeking and implementing (including, if necessary, operating the Unit) a solution to the cause of the Company Event of Default or failure, and the Company shall cause its employees to comply with the requests and instructions of BP's said employees while present in the Plant or the Unit; provided, however, that BP shall indemnify and hold the Company harmless pursuant to the provisions of Article 31 hereof from Damages which the Company may suffer or incur by reason of permitting such employees of BP to have such access and provided further that BP shall not materially disrupt the Company's operations on other parts of the Plant. BP's access to the Unit and those parts of the Plant that serve the

Unit shall continue until the Unit has operated so as to enable the Company to comply with its obligations hereunder for one (1) calendar month. BP shall thereupon withdraw its employees from the Unit and the Plant. After withdrawing such employees, BP shall not have any rights pursuant to the provisions of this
Section 28.3 of access to the Plant or the Unit for a period of thirty (30) days beginning on the date of such withdrawal. Once BP has withdrawn its employees, (i) if the Company fails to operate the Unit during such thirty (30) day period following such withdrawal by BP in such a manner as to enable the Company to comply with its obligations under this Agreement, BP shall have the right to require the Company to permit BP's employees to have access to the Unit and those parts of the Plant which serve the Unit immediately upon the expiration of such thirty (30) day period, or (ii) if the Company operates the Unit throughout such thirty (30) day period following such withdrawal by BP in such a manner as to enable the Company to comply with its obligations under this Agreement, BP shall have no right to require the Company to permit BP's employees to have such access until a subsequent Declaration of Company Default, if any.

         28.4 Forthwith upon a Declaration of BP Default, the Company may, by written notice to BP, cease all further sales of Acetic Acid to BP under this Agreement and sell Acetic Acid to third parties until such time as BP complies with its obligations hereunder.

         28.5 Notwithstanding the provisions of this Article 28, during the Initial Term BP may enforce its rights and remedy under Section 2.13 hereof in the event of a Lease Event of Default.

                                   ARTICLE 29

                            NOTICE OF CERTAIN EVENTS

         29.1 In the event that the Company has failed to make payment of any part of principal or interest on any of its indebtedness for borrowed money with an outstanding balance of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) U.S. or more when same shall have become due and payable and such failure has not been waived by the holder(s) of such Indebtedness, the Company agrees to give written notice thereof to BP within seven (7) days of such failure. In such event, the Company shall discuss with BP such failure to make any such payment and the effects thereof on the operations of the Company and afford BP a reasonable opportunity for a reasonable period of time under the existing circumstances to assist the Company in resolving any financial difficulties the Company might have.

         29.2 In the event the Company enters serious negotiations with a third party with respect to the sale or transfer of the possibility of reverter in the Unit (whether directly or indirectly) or as part of the sale or exchange of all or substantially all of the assets of the Company, the sale or exchange of a majority or more of the outstanding voting securities of the Company in a transaction requiring approval by the Company, the merger or consolidation of the Company with or into another corporation or otherwise, the Company agrees to inform BP of such negotiations as soon as the Company is permitted to so inform BP by such third party or by applicable law.

         29.3 In the event that the Company receives notice that the holders of a majority of the outstanding voting securities of the Company have entered serious negotiations to sell, exchange or otherwise transfer such voting securities in a transaction not requiring approval of the Company or its security holders as such, the Company agrees to inform BP of such negotiations as soon as the Company is permitted to so inform BP by such holders or by applicable law.

                                   ARTICLE 30

                                    SURVIVAL

         30.1 The representations, warranties, covenants and agreements contained in Articles 27 and 31 hereof, together with all indemnity and payment obligations of any party hereto owing to the other party on the date of termination hereof or arising thereafter based on events or occurrences prior to the termination of this Agreement shall survive such termination and for the period of the applicable statute of limitations (or, if there is no such statute, for the longest period permitted by law) with respect to such obligations.

                                   ARTICLE 31

                                INDEMNIFICATION

         31.1 Except as otherwise provided herein, the Company, from and after the Effective Date, shall indemnify and hold BP harmless from and against any and all Damages suffered or incurred by BP on account of or arising from or related to the breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants or agreements made by the Company in or under this Agreement, or any liability to any party whether incurred under statute or in tort arising directly or indirectly from the operations carried on by or on behalf of the Company at or in connection with the Plant or arising out of Spills or Releases Requiring Response Action (whether occurring before or after the termination of this Agreement), unless such Spills or Releases Requiring Response Action are attributable to the acts, omissions or default of BP.

         31.2 Except as otherwise provided herein, BP, from and after the Effective Date, shall indemnify and hold the Company harmless from and against any and all Damages suffered or incurred by the Company on account of or arising from or related to the breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants or agreements made by BP in or under this Agreement, or any liability to any party whether incurred under statute or in tort arising directly or indirectly from the actions of BP carried out at or in connection with the Plant excepting any Damages arising out of Spills or Releases Requiring Response Action occurring during the Initial Term or the First or Second Additional Terms unless such Spills or Releases Requiring Response Action are attributable to the acts, omissions or default of BP.

         31.3 BP and the Company each agree that promptly after any of its officers becomes aware of the discovery of facts giving rise to a claim by it for indemnification hereunder ("Claim"), such party will provide notice thereof in writing to the other party. The failure of either party to so notify the other party of a Claim, where such failure results in insufficient time being available to permit the party receiving the notice or its counsel to defend against such Claim, shall relieve the other party from any liability in respect of such Claim which it may have otherwise had, but shall not relieve such party from any liability it may have hereunder. For purposes of this Section 31.3, receipt by a party of notice of any demand, assertion, claim, action or proceeding (judicial, administrative or otherwise) by or from any person or entity (other than the other party to this Agreement) or governmental authority ("Third Party Action") which may give rise to a Claim on behalf of such party shall constitute the discovery of facts giving rise to a Claim by it and shall require prompt notice of the receipt of such matter as provided in the first sentence of this Section 31.3. Any notice pursuant to this Section 31.3 shall set forth all information respecting the Claim and the Third Party Action, if any, as such party shall then have and shall contain a statement to the effect that the party giving the notice is making a Claim pursuant to and formal demand for indemnification under this Article 31.

         31.4 For purposes of this Article 31, the term "Indemnifying Party," as to a particular Claim or Third Party Action shall mean the party having or which is held to have an obligation to indemnify the other party with respect to such Claim or Third Party Action pursuant to this Article 31 and the term "Indemnified Party" as to a particular Claim or Third Party Action shall mean the party having or which is held to have the right to be indemnified with respect to such Claim or Third Party Action by the other party pursuant to this
Article 31.

         31.5 Except as otherwise expressly provided herein, Indemnifying Party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Third Party Action with respect to which it is called upon to indemnify Indemnified Party under the provisions of this Agreement; provided, however, that with respect to any Claim arising from the assertion of any Third Party Action, notice of the intention so to contest shall be delivered by Indemnifying Party to Indemnified Party within twenty
(20) days from the date of mailing to Indemnified Party of notice by Indemnifying Party of the assertion of the Third Party Action. Any such contest with respect to a Third Party Action may be conducted in the name and on behalf of Indemnifying Party or the Indemnified Party as may be appropriate. Except as otherwise expressly provided herein, such contest shall be conducted by attorneys employed by Indemnifying Party, but Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at its cost and expense. If Indemnified Party joins in any such contest, Indemnified Party shall have full authority to determine all action to be taken with respect thereto. If after notice as provided for herein, Indemnifying Party does not elect to contest any Third Party Action as provided in this Section 31.5, Indemnifying Party shall be bound by the result obtained with respect thereto by Indemnified Party and the Indemnified Party may (but shall have no obligation to) contest any such Third Party Action or settle or admit liability with respect thereto, all for the account of the Indemnifying Party. At any time after the commencement of defense of any such Third Party Action, Indemnifying Party may request Indemnified Party to agree in writing to the abandonment of such contest or the payment or compromise by Indemnifying Party of the asserted Third Party Action whereupon such action shall be taken unless Indemnified Party so determines that the contest should be continued, and so notifies Indemnifying Party in writing within fifteen (15) days of such request from Indemnifying Party. In the event that Indemnified Party determines that the contest should be continued, Indemnifying Party shall be liable with respect to such Third Party Action only to the extent of the lesser of (i) the amount which the third party taking the Third Party Action had agreed to accept in payment or compromise as of the time Indemnifying Party made its request therefor to Indemnified Party, or (ii) such amount for which Indemnifying Party may be liable with respect to such Claim by reason of the provisions hereof.

         31.6 If requested by Indemnifying Party, Indemnified Party agrees to cooperate with Indemnifying Party and its counsel in contesting any Third Party Action which Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the third party taking the Third Party Action, or any crosscomplaint against any other person or entity not a party hereto, but Indemnifying Party will reimburse Indemnified Party for any expenses incurred by it in so cooperating.

         31.7 Indemnified Party agrees to afford Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with all persons or entities, including governmental authorities, taking Third Party Action against Indemnified Party or conference with representatives of or counsel for such persons or entities.

         31.8 Indemnifying Party shall pay to Indemnified Party, upon demand, the amount of any Damages to which Indemnified Party may become entitled by reason of the provisions of this Article 31.

                                   ARTICLE 32

                       ADDITIONAL RIGHTS AND LIABILITIES

         32.1 Nothing contained in this Agreement shall require BP to reimburse the Company for any costs or expenses or to provide financial assurances if such costs or expenses are incurred or such financial assurances are required for reasons attributable to the failure by the Company to comply with its obligations under this Agreement.

         32.2 Nothing contained in this Agreement shall require BP to reimburse the Company for any costs or expenses or to provide financial assurances if such costs or expenses are incurred or such financial assurances are required for reasons attributable to the default or breach by Monsanto of its obligations under the Purchase Agreement AND for which the Company has obtained or recovered from Monsanto reimbursement monies and/or financial assurances. In the event that BP in good faith believes that Monsanto has defaulted in or breached an obligation under the Purchase Agreement with respect to the Unit, BP shall thereupon notify the Company; provided, however, that such notice by BP shall not relieve or otherwise discharge BP from its payment obligations under this Agreement.

                 (a) After receipt of such notice from BP, if the Company agrees that such default or breach has occurred, and the Company within a reasonable time commences and diligently pursues (including, but not limited to, the institution of legal proceedings, if necessary) its claim against Monsanto under the Purchase Agreement, BP shall continue to reimburse the Company for the costs and expenses or, to the extent required by Article 25 hereof, to provide financial assurances which costs, expenses or financial assurances are the subject of such claim against Monsanto until Monsanto's liability with respect thereto is finally determined. To the extent that the Company successfully recovers reimbursement monies and/or financial assurances from Monsanto for which BP has either theretofore paid or provided or would thereafter otherwise pay or provide, BP shall receive a credit or reimbursement from the Company and shall no longer have any obligation or liability therefor.

                 (b) After receipt of such notice from BP, if the Company agrees that such default or breach has occurred, but does not within a reasonable time commence or diligently pursue (including, but not limited to, the institution of legal proceedings, if necessary) a claim against Monsanto under the Purchase Agreement, the parties hereto agree that BP shall no longer have any obligation or liability hereunder to reimburse the Company for the costs and expenses and/or to provide financial assurances incurred or required for reasons attributable to such default or breach of Monsanto, and BP shall receive a credit or reimbursement from the Company if BP shall have theretofore reimbursed the Company for any such costs and expenses and/or provided any such financial assurances.

                 (c) After receipt of such notice from BP, if the Company disagrees that such default or breach has occurred, either party hereto may refer the matter to arbitration under Article 26 hereof. BP shall not be relieved or otherwise discharged from its payment obligations under this Agreement during the pendency of the arbitration proceedings.

                          (1) If the arbitrators determine that Monsanto has not defaulted in or breached an obligation under the Purchase Agreement, then BP shall discharge its payment obligations under this Agreement with respect thereto.

                          (2) If the arbitrators determine that Monsanto defaulted in or breached an obligation under the Purchase Agreement, then (i) after receipt of such notice from BP, if the Company agrees that such default or breach has occurred, and the Company within a reasonable time commences and diligently pursues (including, but not limited to, the institution of legal proceedings, if necessary) its claim against Monsanto under the

                 Purchase Agreement, BP shall continue to reimburse the Company for the costs and expenses or, to the extent required by
                 Article 25 hereof, to provide financial assurances which costs, expenses or financial assurances are the subject of such claim against Monsanto until Monsanto's liability with respect thereto is finally determined. To the extent that the Company successfully recovers reimbursement monies and/or financial assurances from Monsanto for which BP has either theretofore paid or provided or would thereafter otherwise pay or provide, BP shall receive a credit or reimbursement from the Company and shall no longer have any obligation or liability therefor; and (ii) after receipt of such notice from BP, if the Company agrees that such default or breach has occurred, but does not within a reasonable time commence or diligently pursue (including, but not limited to, the institution of legal proceedings, if necessary) a claim against Monsanto under the Purchase Agreement, the parties hereto agree that BP shall no longer have any obligation or liability hereunder to reimburse the Company for the costs and expenses and/or to provide financial assurances incurred or required for reasons attributable to such default or breach of Monsanto, and BP shall receive a credit or reimbursement from the Company if BP shall have theretofore reimbursed the Company for any such costs and expenses and/or provided any such financial assurances.

                                   ARTICLE 33

                                 FORCE MAJEURE

         33.1 In the event of either party being rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement (other than any obligation to make payment of any amount when due and payable hereunder), it is agreed that on such party giving notice and reasonably full particulars of such force majeure in writing or by telegraph to the other party within a reasonable time after the occurrence of the cause relied on, then the obligations of the party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible be remedied with all reasonable dispatch.

         33.2 The term "force majeure," as employed herein, shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, embargoes, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, high water, washouts, arrests and restraints of government and people, civil disturbances, explosions, breakage or accident to machinery, equipment, lines of pipe or property, freezing of wells, machines, equipment, lines of pipe, or property, partial or entire failure of any machine, equipment, lines of pipe or other property, the occurrence of any Spill or Release Requiring Response Action and any regulatory, civil or criminal action with respect thereto and any other causes, whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming suspension; such term shall likewise include (i), in those instances where any party hereto is required to obtain servitudes, rights-of-way grants, permits or licenses (including permits relating to any Spill or Release Requiring Response Action) to enable such party to fulfil its obligations hereunder, the inability of such party to acquire, or delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way grants, permits or licenses, and (ii), in those instances where any party hereto is required to furnish materials and supplies or is required to secure permits or permissions from any governmental agency to enable such party to fulfill its obligations hereunder, the inability of such party to acquire, or delays on the party of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials and supplies, permits and permissions.

         33.3 It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and that the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.

         33.4 Notwithstanding the provisions of Section 33.2 hereof, the failure by either party to perform any of its obligations under this Agreement shall be deemed not to have been caused by circumstances reasonably outside its control if such failure results from breakage or accident to machinery, equipment, lines of pipe or other property or the partial or entire failure thereof or the necessity to make repairs or alterations thereto which result from normal wear and tear which could be reasonably anticipated by a reasonably prudent operator or in circumstances where a reasonably prudent operator would have standby equipment or spare parts.

                                   ARTICLE 34

                                  ASSIGNMENTS

         34.1 Except in a transaction pursuant to which all or substantially all of the assets of the Company are sold or exchanged or the Company merges or consolidates with or into another corporation, and in which the purchaser of the assets or the other party to the merger or consolidation is not a competitor of BP, the Company may not assign its rights hereunder except to the Bank, or sell, assign or transfer its leasehold estate in the Unit to any person, except as otherwise provided in Section 2.5 hereof, without the prior written consent of BP. A public offering of securities by the Company shall not be deemed an assignment hereunder.

         34.2 BP may assign its rights or delegate its duties and obligations hereunder to any person without the consent of the Company provided that:

                 (a) Such assignee be of sound financial condition and, in BP's good faith judgment, able timely to perform BP's obligations under this Agreement; and

                 (b) Within ten (10) days after a request by the Company, BP executes a written guarantee of such assignee's timely performance of BP's obligations hereunder, containing the provisions usually and customarily contained in guarantees of financial performance in the United States.

         34.3 Notwithstanding any assignment of any of its rights or a delegation of any of its duties by BP under this Agreement, whether permitted hereby or otherwise, BP shall continue to be responsible for its obligations hereunder, and does hereby unconditionally and absolutely guarantee the timely payment of all sums due, and the timely performance of all obligations, by any assignee hereunder. On default by any such assignee, the Company or Bank may, at its option, proceed directly and at once against BP to enforce BP's obligations hereunder, and exercise all remedies available hereunder, without notice to such assignee or the necessity for proceeding or taking any action against such assignee.

         34.4 Any attempted assignment or delegation by either party hereto not otherwise permitted hereby which is made without the prior written consent of the other party shall be ineffective and void for all purposes.

                                   ARTICLE 35

                                    GENERAL

         35.1 Noncompetition Agreement. The Company covenants and agrees with BP that, during the Initial Term and the First and Second Additional Terms, the Company will not produce or sell acetic acid other than pursuant to this Agreement; provided, that (i) the disposition of waste acid pursuant to mutually agreed procedures, and (ii) the transfer of acetic acid to the acrylonitrile production unit located at the Plant for the Company's internal use shall be permitted and shall not constitute violations of this Section 35.1.

         35.2    Taxes.

                 (a) Upon receipt of invoice therefor, BP shall remit to the Company all Company Taxes.

                 (b) The parties recognize that, during the term of this Agreement, major changes may occur in the system of federal, state and local taxation at the location of the Unit, which may materially alter the existing federal, state and local property, energy, franchise, income and sales tax systems presently in effect. In the event of such alteration, the parties agree to equitably adjust all formulas in this Agreement to reflect such changes.

         35.3 Notices. Except as otherwise specifically provided, any notice provided for by this Agreement and any other notice, demand or communication which any party may wish to send to another shall be in writing and either delivered in person or sent by registered or certified United States mail, first-class postage prepaid, return receipt requested, in a properly sealed envelope, and addressed to the party for which such notice, demand or communication is intended at such party's address as set forth below:

                 (a)      Company:         Sterling Chemicals, Inc.
                                           1200 Smith Street
                                           Houston, Texas 77002
                                           Attention: President

                          Copy To:         Sterling Chemicals, Inc.
                                           1200 Smith Street
                                           Houston, Texas 77002
                                           Attention: General Counsel

                 (b)      BP:              BP Chemicals Inc.
                                           4440 Warrensville Center Road
                                           Warrensville Heights, Ohio 44128-2837
                                           Attention: Vice President, Acetyls

                          Copy To:         BP Chemicals Inc.
                                           1 Second Avenue South
                                           Texas City, Texas 77590
                                           Attention: Product Manager, Acetyls
                                                      and

                          Copy To:         BP America Inc.
                                           200 Public Square
                                           Cleveland, Ohio 44114-2373
                                           Attention: Mr. R.G. Raymond
                                                      Corporate Counsel

         Any address or name specified above may be changed by a notice given by the addressee to the other parties in accordance with this Section 35.3. Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person or upon receipt as set forth on the return receipt. The inability to deliver because of changed address of which no notice was given, or the rejection or other refusal to accept any notice, demand or communication, shall be deemed to be the receipt of the notice, demand or communication as of the date of such inability to delivery or the rejection or refusal to accept.

         35.4 Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas.

         35.5 Heading. The headings and titles to the Articles of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

         35.6 Modifications and Waivers. No intermination, cancellation, modification, amendment, deletion, addition or other change in this Agreement or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect of any occurrence or event on the occasion shall not be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

         35.7 Entire Agreement. This Agreement, including the other instruments herein provided for or referred to, supersedes all other agreements, oral or written, heretofore made with respect to the subject matter hereof and the transactions contemplated hereby, and contains the entire agreement of the parties.

         35.8 Severability. Any provisions hereof prohibited by or unlawful or unenforceable under any applicable law of any jurisdiction shall be ineffective as to such jurisdiction, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of this Agreement can be effected. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement is deemed to be a valid and binding agreement enforceable in accordance with its terms.

         35.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts together shall constitute but one and the same instrument.

         35.10 Binding on Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         35.11 Public Statements. The parties hereto agree to consult with one another prior to issuing any public announcement or statement with respect to the transactions contemplated herein.

         35.12 No Partnership or Agency. This Agreement shall not be construed to create a partnership, joint venture, association or other entity or business organization or to create a principal-agent relationship between the Company and BP.

         35.13 No Transfer of Title. BP expressly does not by the terms of this Agreement sell, transfer or assign to the Company any title or interest in the Unit other than the leasehold interest described or referred to in Article 2 hereof. The Company expressly does not by the terms of this Agreement sell, transfer or assign to BP any title or interest in the portion of the Plant other than the Unit or any of the Company's other assets or properties other than Acetic Acid when and as provided herein.

         35.14 Wire Transfer, Etc. All sums and amounts payable or to be payable pursuant to this Agreement shall be payable in immediately available funds and in coin or currency of the United States of America that, at the time of payment, is legal tender for the payment of public and private debts in the United States of America and shall be made by wire transfer of immediately available funds to such bank and/or account in the continental United States for the account of the payee as from time to time the payee shall have directed to the payor in writing, or, if no such direction shall have been given, by check to the payee in the manner and at the address set forth above. Whenever in this Agreement BP is required to pay or reimburse the Company upon receipt of invoice or otherwise when no due date for payment is specifically provided, payment shall be due ten (10) Business Days after receipt of invoice or other statement, and shall be made in the manner set forth above.

         35.15   Development of the Unit.

                 (a) The parties agree that the Company and BP will share any capacity expansion fee which may become due from BPCL to Monsanto as a result of DB III or any other future capacity expansions in accordance with their respective Profit sharing percentages hereunder at the time such fee shall become due.

                 (b) The Company and BP agree that the title to the carbon monoxide, blend gas and hydrogen produced in the syn-gas unit shall at all times be and remain in the Company, notwithstanding the ownership of the syn-gas unit.

                 (c) The Company and BP agree to cooperate in determining whether and by what methods the production capacity of the Unit should be increased. In making these determinations, the Company and BP agree as follows:

                          (i) The costs of any such expansion shall be borne by BP.

                          (ii) The Company at any time may enter into any arrangement with respect to the sale of any blend gas and hydrogen produced in the reformer and not required for Acetic Acid production.

         35.16 As of the date of this Amended and Restated Lease and Production Agreement, the Company and BP agree, acknowledge and confirm (i) that there are no known disputes pending between them arising out of or relating to this Agreement which are unresolved and (ii) that the Agreement, as amended and restated hereby, remains in full force and effect on and as of the date hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written, but effective as of the Effective Date.

                                         BP CHEMICALS INC.,
                                         an Ohio corporation


                                         By:____________________________________
                                             R.R. Mesel
                                             President


                                  Endorsed
                                         By:__________________________________
                                             G. R. Hunt
                                             Business General Manager, Acetyls
                                             BP Chemicals Ltd.


                                         STERLING CHEMICALS, INC.,
                                         a Delaware corporation


                                         By:___________________________________
                                             J. Virgil Waggoner
                                             President

                                  EXHIBIT A

                               BP Cost of Sales


         ***CONFIDENTIAL TREATEMENT REQUESTED FOR THIS INFORMATION***

                                   EXHIBIT B

                           Fixed Cost Fee and Formula


         *** CONFIDENTIAL TREATMENT REQUESTED FOR THIS INFORMATION ***

                             ADDENDUM TO EXHIBIT B

                           Fixed Cost Fee and Formula

         *** CONFIDENTIAL TREATMENT REQUESTED FOR THIS INFORMATION ***

                                   EXHIBIT C

                             Methanol Specification

STERLING CHEMICALS, INC.           Dept. No.      ____________________________
                                   Material Code: ____________________________
TEXAS CITY, TEXAS                  Sales Code:    ____________________________



         RAW MATERIALS SPECIFICATION

                                                        Approval Date

Product (Trade Name):  Methanol        Chief Chemist: _________________________
                                       Mfg. Svc. Supt._________________________
Grade of Material:     BP CHEMICALS    Mgr. of Mfg.   _________________________
                        AMERICAS       Mfg. Supt.     _________________________
                                       TSD Supt.      _________________________
Chemical Name:         METHYL ALCOHOL  Commercial     _________________________
                                       Marketing      _________________________
Chemical Formula:      CH3CH


         Issue Date:              __________________________
         Supersedes Spec Issued:  __________________________
         Review Date:             __________________________

                                 SPECIFICATIONS

                                                                                  TEXAS CITY
PROPERTY                                   SPECIFICATION                           METHOD NO.
- - --------                                   -------------                          ----------
Acetone, W/V %                             0.003 MAX                                 602.390
Acidity (as acetic acid) Wt%               0.003 MAX                                 602.391
Appearance                                 Clear and free of
                                           suspended matter                          602.393
Carbonizable substances, Pt-Co             35 MAX                                    TCOA-192
Color, Pt-Co                               5 MAX                                     602.009
Distillation Range, #C @760 mm             (1#C including 64.6#C + .1#C)             602.396
Hydrocarbon                                No turbidity with water                   602.397
Iron (as soluble Fe), ppmn                 0.15 MAX                                  TCOA-47
Non-Volatile Matter, W/V %                 0.001 MAX                                 602.399
Permanganate Time, min at 15.5#C           50 MIN                                    602.401
Methanol Content, Wt. % (1)                99.85 MIN
Alkalinity (as NH3), Wt%                   0.003 MAX                                 602.392
Water, Wt %                                0.10 MAX                                  TCOA-174
Ethanol, ______                            50 MAX                                    602.395
Specific Gravity @25/25 #C                 0.7883-0.7893                             602.404
Specific Gravity @20/20 #C                 0.7920-0.7930                             602.406
Chloride, _______                          1 MAX                                     602.406

(1) Defined as 100 - (% acetone + NVM + acidity + alkalinity + water + ethanol)

                                   EXHIBIT D

                           Acetic Acid Specifications

STERLING CHEMICALS, INC.                 Dept. No.       ______________________
                                         Material Code:  ______________________
TEXAS CITY, TEXAS                        Sales Code:     ______________________


         RAW MATERIALS SPECIFICATION

                                                             Approval Date
                                                         ______________________
Product (Trade Name):  Acetic Acid       Chief Chemist:  ______________________
                                         Mfg. Svc. Supt. ______________________
Grade of Material:     MANUFACTURING     Mgr. of Mfg.    ______________________
                                         Mfg. Supt.      ______________________
                                         TSD Supt.       ______________________
Chemical Name:         ETHANOIC ACID     Commercial      ______________________
                                         Marketing       ______________________
Chemical Formula:      ________


         Issue Date:              __________________________
         Supersedes Spec Issued:  __________________________
         Review Date:             __________________________

                                 SPECIFICATIONS


PROPERTY                                   SPECIFICATION                         METHOD NO.
- - --------                                   -------------                         ----------
Appearance                                 C&F               TCOA174              602.509
Assay, Wt. %                               99.85 MIN         D1493, E302          602.500
Color, PtCo Color                          10 MAX            D1209, E302          602.009
Water, Wt. %                               0.15 MAX          E203, E302           602.551
Formic Acid, Wt. %                         0.05 MAX          E3546                602.506
Acetaldehyde, Wt. %                        0.05 MAX          D2191                602.507
Iron, ppm                                  1.0 MAX           E394                 602.512
Permanganate Time, Hour                    2 MIN (3)                              602.501
Freezing Point, #C                         16.35 MIN         D1493, F302          602.509
Total Halides, ppm                         1.0 MAX (3)                            -------
T ' Mel, ppb                               20 MAX (1)        TOQA171 is           602.516
                                                             instrumental method
                                                             using Technicon      602.517
Chloride, ppm                              1.0 MAX (3)       D512                 602.502
Propionic Acid, ppm                        250 MAX (2)                            602.515
Methyl Acetate, ppm                        20 MAX                                 602.520
Heavy Metal, as pb ppm                     0.5 MAX (3)                            602.504
Arsenic, ppm                               0.2 MAX (3)                            602.514
Sulfur, ppm                                1.0 MAX (3)       D3961                602.528
Sulfates, ppm                              1.0 MAX (3)       D516                 602.503
Sulfurous, ppm                             1.0 MAX (3)                            602.506
Distillation Range #C                      0.8#C MAX (3)                          602.511
Initial Boiling Point, #C                  117.5 MIN (3)                          602.511
Dry Point, #C                              118.3 MAX (3)                          602.511
Specific Gravity (20#C/20#C)               1.0505 - 1.0520 (3)                    602.510
NVM, ppm                                   10 MAX (3)                             602.513

(1) = Yearly Average - 10 ppb, (2) = Yearly Average - 200 ppm,
(3) = Guaranteed Analyses - Checked Periodically

                                   EXHIBIT E

                   Legal Description of the Land of the Unit

   Incorporated by reference to Exhibit 10.17 to the Company's Registration
              Statement on Form S-1 (Registration No. 33-24020).

                                   EXHIBIT F

                        Variable Cost Component Formula

         *** CONFIDENTIAL TREATMENT REQUESTED FOR THIS INFORMATION ***

                             ADDENDUM TO EXHIBIT F

         *** CONFIDENTIAL TREATMENT REQUESTED FOR THIS INFORMATION ***

                                   EXHIBIT G

                                   Insurance

         *** CONFIDENTIAL TREATMENT REQUESTED FOR THIS INFORMATION ***

                                   EXHIBIT H



         *** CONFIDENTIAL TREATMENT REQUESTED FOR THIS INFORMATION ***

                                   EXHIBIT I

         *** CONFIDENTIAL TREATMENT REQUESTED FOR THIS INFORMATION ***